As filed with the Securities and Exchange Commission on October 2, 2015

Registration No. 333-196108

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM S-11

on

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CNL HEALTHCARE PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	27-2876363
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Telephone: (407) 650-1000

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Stephen H. Mauldin

President and Chief Executive Officer

CNL Healthcare Properties, Inc.

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Telephone: (407) 650-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Neil M. Goodman

Richard E. Baltz

Arnold & Porter LLP

601 Massachusetts Avenue, N.W.

Washington, DC 20001

Telephone: (202) 942-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Explanatory note: This registration statement on Form S-11 (File No. 333-196108) for the issuer’s primary offering and distribution reinvestment plan was first declared effective on February 2, 2015 (this “Registration Statement”). On October 2, 2015, the issuer filed Post-Effective Amendment No. 3 to deregister all unsold shares of its common stock registered on this Registration Statement, except 20,000,000 distribution reinvestment plan shares, which the Company continues to offer from time to time on this Registration Statement. This Post-Effective Amendment No. 4 to this Registration Statement on Form S-11 on Form S-3 amends the Registration Statement to make it a distribution reinvestment plan only registration statement.

Prospectus

CNL HEALTHCARE PROPERTIES, INC.

Distribution Reinvestment Plan — Up to 20,000,000 Shares of Common Stock

We are a Maryland corporation sponsored by CNL Financial Group, LLC. We were formed primarily to acquire properties in the senior housing, medical office building, acute care and post-acute care facility sectors, including stabilized, value add and development properties, as well as other income-producing real estate and real estate-related securities and loans and have elected to be taxed as a real estate investment trust for U.S. federal income tax purposes. We own a diversified portfolio of properties across the United States, which we believe will generate a current return and provide long-term value to our stockholders.

Our Distribution Reinvestment Plan (the “Reinvestment Plan”) is designed to provide existing holders of shares of our common stock with a convenient method to designate the cash distributions on their shares for reinvestment in more shares. Some of the significant features of the Reinvestment Plan are as follows:

•	Our current stockholders may purchase additional shares, if desired, by automatically reinvesting their cash distributions in shares under the Reinvestment Plan.

•	The initial purchase price for shares under the Reinvestment Plan is $10.06 per share, which is subject to change by our board of directors.

•	Stockholders may participate in the Reinvestment Plan by completing and executing an enrollment form. Participation will commence with the first distribution paid after receipt of your enrollment form, provided that the enrollment form is received at least 30 days prior to the last day of the calendar quarter to which the distribution relates. If you are already enrolled in the Reinvestment Plan, no action is required.

•	Stockholders may terminate their participation in the Reinvestment Plan at any time by delivering written notice to us. For your termination to be effective for a particular distribution, your notice of termination must be received by us at least 30 days prior to the last day of the calendar quarter to which the distribution relates.

•	We may amend, suspend or terminate the Reinvestment Plan at any time upon 15 days’ prior notice to participants.

•	We may offer shares pursuant to the Reinvestment Plan until we have sold all 20,000,000 shares in this offering.

•	If you elect to participate in the Reinvestment Plan and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distribution in cash.

You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K, as may be updated from time to time by future filings under the Securities Exchange Act of 1934, as amended, which are incorporated by reference into this prospectus, before making an investment decision. This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment.

There is no market for our shares and we do not expect to list our shares in the near future. If you are able to sell your shares prior to listing, you would likely have to sell them at a substantial discount.

	Price to public	Maximum proceeds to us, before expenses
Reinvestment Plan Offering Per Share	$10.06	$10.06
Total Maximum	$201,200,000	$201,200,000

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No one is authorized to make any statement about this offering different from those that appear in this prospectus. The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence that may flow from an investment in this offering is not permitted.

The date of this prospectus is October 2, 2015.

SUITABILITY STANDARDS

We have established financial suitability standards for investors interested in purchasing shares of our common stock.

You must have:

•	a net worth of at least $250,000, or

•	a gross annual income of at least $70,000 and a net worth of at least $70,000.

In determining your net worth, do not include the value of your home, home furnishings or personal automobiles.

Our suitability standards also require that you:

•	can reasonably benefit from an investment in our common stock based on your overall investment objectives and portfolio structure,

•	are able to bear the economic risk of the investment based on your overall financial situation, and

•	have an apparent understanding of:

•	the fundamental risks of your investment,

•	the risk that you may lose your entire investment,

•	the lack of liquidity of your shares,

•	the restrictions on transferability of your shares,

•	the background and qualifications of our advisor, and

•	the tax consequences of your investment.

Our sponsor, CNL Financial Group, LLC, and each person selling shares on our behalf must make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives. In the case of sales to fiduciary accounts, these minimum standards shall be met by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase the shares if the donor or grantor is the fiduciary.

Certain states have established suitability requirements that are more stringent than the standards that we have established and described above. Shares of our common stock offered pursuant to the Reinvestment Plan will be sold to investors residing in these states only if those investors represent that they meet the additional suitability standards set forth below. In each case, these additional suitability standards exclude from the calculation of net worth the value of the investor’s home, home furnishings and personal automobiles.

•	Alabama — In addition to meeting the applicable suitability standards set forth above, CNL Healthcare Properties, Inc.’s securities will only be sold to Alabama residents who have a liquid net worth of at least 10 times their investment in this real estate program and its affiliates. Net worth may be defined as the remaining balance of cash and other assets easily converted to cash after subtracting the investor’s total liabilities from total assets.

•	California — An investment in CNL Healthcare Properties, Inc.’s securities is limited to California investors who have: (i) a liquid net worth of not less than $100,000 and a gross annual income of not less than $75,000; or (ii) a net worth of $250,000, exclusive of his or her home, home furnishings and automobile. In addition, a California resident may not invest more than 10% of his or her net worth in this offering.

•	Iowa — An investment in CNL Healthcare Properties, Inc.’s securities is limited to Iowa investors who have: (i) a liquid net worth of not less than $100,000 and a gross annual income of not less than $70,000, or (ii) a net worth of $350,000, exclusive of his or her home, home furnishings and automobile. In addition, an Iowa resident may not invest more than 10% of his or her net worth, exclusive of his or her home, home furnishings and automobile, in this offering and in other real estate programs sponsored by CNL Financial Group, LLC.

•	Kentucky, Massachusetts, Michigan, Missouri, Oregon and Pennsylvania — In addition to meeting the applicable suitability standards set forth above, an investment in CNL Healthcare Properties, Inc.’s securities may not exceed 10% of an investor’s liquid net worth, which may be defined as the remaining balance of cash and other assets easily converted to cash after subtracting the investor’s total liabilities from total assets.

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•	Nebraska — An investment in CNL Healthcare Properties, Inc.’s securities is limited to Nebraska investors who have: (i) a net worth of not less than $100,000 and an annual income of not less than $70,000; or (ii) a net worth of not less than $350,000. In addition, a Nebraska resident must limit their investment in CNL Healthcare Properties, Inc. and in the securities of other direct-participation programs to 10% of such investor’s net worth. Net worth should not include the value of one’s home, home furnishings or automobiles.

•	Nevada and Tennessee – In addition to meeting the applicable suitability standards set forth above, Nevada and Tennessee residents may not invest more than 10% of their net worth, exclusive of home, home furnishings and automobile, in this offering.

•	New Jersey – An investment in CNL Healthcare Properties, Inc.’s securities is limited to New Jersey investors who have: (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000; or (b) a minimum liquid net worth of $350,000. For these purposes, ‘liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor’s investment in us, our affiliates and other non-listed direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.

•	New Mexico — In addition to meeting the applicable suitability standards set forth above, your investment in our securities, our affiliates and similar direct participation programs may not exceed 10% of your liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets, exclusive of home, home furnishings and automobiles minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

•	North Dakota — In addition to meeting the applicable suitability standards set forth above, a North Dakota resident must have a net worth of at least ten times his or her investment in CNL Healthcare Properties, Inc.

•	Ohio — In addition to meeting the applicable suitability standards set forth above, your investment in our securities and in the securities of our affiliates and any other non-listed real estate investment trusts may not exceed 10% of your liquid net worth, which may be defined as the remaining balance of cash and other assets easily converted to cash after subtracting the investor’s total liabilities from total assets.

•	Vermont — In addition to meeting the applicable suitability standards set forth above, a Vermont resident may not invest more than 10% of his or her liquid net worth in this offering. For these purposes, “liquid net worth” shall be defined as an investor’s total assets (exclusive of home, home furnishings and automobiles) minus total liabilities.

In addition to the suitability standards established above, the following states have established recommendations for investors residing in those states. Shares will be sold to investors in these states only if those investors acknowledge the recommendations set forth below.

•	Pennsylvania — In addition to meeting the applicable minimum suitability standards set forth above, your investment may not exceed 10% of your net worth, exclusive of home, furnishings and automobiles. You are cautioned to carefully evaluate the program’s ability to fully accomplish its stated objectives and to inquire as to the current dollar volume of program subscriptions.

•	Kansas, Maine and Massachusetts — The offices of the Kansas Securities Commissioner, the Maine Office of Securities and the Massachusetts Securities Division recommend that an investor’s aggregate investment in our securities and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

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PROSPECTUS SUMMARY

Our Business

We are a Maryland corporation organized on June 8, 2010 which has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. We own and manage a portfolio of real estate that we believe will generate a current return and provide long-term value to our stockholders. In particular, we focus on acquiring properties primarily in the United States within the senior housing, medical office facility, acute care and post-acute care facility sectors, as well as other types of income-producing real estate and real estate-related securities and loans. Asset classes we may acquire within the senior housing sector include active adult communities (age-restricted or age-targeted housing), independent and assisted living facilities, continuing care retirement communities and Alzheimer’s/memory care facilities. Asset classes we may acquire within the medical office facility sector include physicians’ offices, specialty medical and diagnostic service facilities, walk-in clinics, outpatient surgery centers, pharmaceutical and medical supply manufacturing facilities, laboratories, research facilities and medical marts. The types of acute care facilities that we may acquire include general acute care hospitals and specialty hospitals. The types of post-acute care facilities that we may acquire include skilled nursing facilities, long-term acute care hospitals and inpatient rehabilitative facilities.

We view, manage and evaluate our portfolio homogeneously as one collection of healthcare assets with a common goal to maximize revenues and property income regardless of the asset class or asset type, though the properties in which we invest may be at various stages; development, value add or stabilized.

As of September 15, 2015, our healthcare investment portfolio consisted of interests in 131 properties, including 67 seniors housing communities, 49 medical offices, 10 post-acute care facilities and five acute care hospitals. Of our properties held at September 15, 2015, five of our 67 seniors housing communities currently have real estate under development and five were owned through an unconsolidated joint venture. In addition, one of our 10 post-acute care facilities currently has real estate under development. For the year ended December 31, 2014, we recorded total revenue of $181.1 million and had total assets of $2.0 billion. We generally lease our senior housing properties to our wholly owned taxable REIT subsidiaries, with management performed by independent third-party managers. We also lease or will lease certain properties to third-party tenants under triple net leases. We generally enter into long-term, triple net leases with third-party tenants or operators of our healthcare properties and certain of our senior housing properties. Further, we may invest in real estate-related securities, including securities issued by other real estate companies, and commercial mortgage-backed securities. We also may invest in and originate mortgage, bridge and mezzanine loans or in entities that make investments similar to the foregoing.

Our principal executive offices are located at 450 South Orange Avenue within the CNL Center at City Commons in Orlando, Florida 32801. Our telephone number is (407) 650-1000 and our internet address is CNLHealthcareProperties.com. Unless specifically incorporated herein as described in the section entitled “Incorporation of Certain Information by Reference,” the contents of our website is not incorporated by reference in, or otherwise a part of, this prospectus.

Our Offerings

We commenced our initial public offering of shares of our common stock on June 27, 2011 and closed the offering on January 30, 2015, after having accepted investors’ subscriptions for, and issuing approximately 125.1 million shares of our common stock resulting in aggregate gross subscription proceeds of approximately $1.3 billion. We commenced a second offering on February 2, 2015, and as of September 15, 2015, we had accepted investors’ subscriptions for, and issued, approximately 31.7 million shares of our common stock, resulting in aggregate gross subscription proceeds of approximately $0.3 billion in the offering. In addition, from inception through September 15, 2015, we issued approximately 5.4 million shares of our common stock pursuant to our Reinvestment Plan, resulting in proceeds of approximately $53.1 million. The shares sold and the subscription proceeds received from our offerings do not include the 22,222 shares purchased by our advisor for $200,000 prior to the commencement of our initial offering, the 744,229 shares issued to our advisor under an expense support agreement pursuant to which the advisor has agreed to receive restricted shares of our stock in lieu of cash payment for services rendered and specified expenses incurred, and the approximately 6.9 million shares of our common stock issued as stock distributions from inception through September 15, 2015. Our current per share stock distribution of 0.0025 shares of common stock, declared monthly, terminated on September 30, 2015. No further stock distributions will be declared or issued on our common stock.

Our Advisor

Our advisor is CNL Healthcare Corp., a Florida corporation (our “Advisor”), which is responsible for managing our affairs on a day-to-day basis, identifying and analyzing potential investment opportunities, presenting and making recommendations to our board of directors regarding such opportunities and making acquisitions and investments on our behalf.

Our Management

We operate under the direction of our board of directors, the members of which owe us fiduciary duties and are accountable to us and our stockholders in accordance with the Maryland General Corporation Law. Our board of directors is responsible for the management and control of our business and affairs and has responsibility for reviewing our Advisor’s performance at least annually. We currently have five members on our board of directors, three of whom are independent of our management, our Advisor and our respective affiliates. Our directors are elected annually by our stockholders. Our board of directors has established an audit committee comprised of the independent directors.

All of our executive officers are also executive officers of our Advisor and/or its affiliates. Our executive officers have extensive experience investing in real estate. Our chairman of the board of directors has over 40 years of experience investing in real estate with CNL and its affiliates, and our president and chief executive officer has over 20 years of experience in the real estate and banking industries.

Our REIT Status

As a REIT, we generally will not be subject to U.S. federal income tax on income that we distribute to our stockholders. Under the Internal Revenue Code of 1986, as amended, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute generally at least 90% of their taxable income. If we fail to qualify for taxation as a REIT in any year, our income for that year will be taxed at regular corporate rates, and we may be precluded from qualifying for taxation as a REIT for the four years following the year of our failure to qualify as a REIT. Even if we qualify as a REIT for federal income tax purposes, we remain subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income and in certain other cases.

Terms of the Offering

We are offering up to 20,000,000 shares of our common stock to our existing stockholders pursuant to our Reinvestment Plan. We may offer shares pursuant to the Reinvestment Plan until we have sold all 20,000,000 shares in this offering; provided, however, that our board of directors may amend, suspend or terminate the Reinvestment Plan for any reason by mailing notice to participants in the Reinvestment Plan, or by disclosure of the action taken in a current, quarterly or annual report filed with the Securities and Exchange Commission, in either event, at least 15 days prior to the effective date of such change. This offering must be registered or exempt from registration in every state in which we offer or sell shares. If this offering is not exempt from registration, the required registration generally is effective for a period of one year. Therefore, we may have to stop selling shares in any state in which the registration is not renewed annually and the offering is not otherwise exempt from registration.

Offering Price

There is no public trading market for our shares. Generally, distributions will be invested in shares of our common stock at a price that is not less than 95% of the fair market value of the shares at the time of the reinvestment, as determined from time to time by our board of directors. The shares will be sold initially at a price of $10.06 per share.

Reinvestment Plan – Tax Considerations

The prospectus describes our Reinvestment Plan pursuant to which you may have the cash distributions you receive reinvested in shares of our common stock. Regardless of your participation in our Reinvestment Plan, you will be taxed on your distributions to the extent they constitute taxable income, and participation in our Reinvestment Plan would mean that you will have to rely solely on sources other than distributions from which to pay such taxes. As a result, you may have a tax liability without receiving cash distributions to pay such liability. See “Certain Material Federal Income Tax Considerations —Taxation of Taxable U.S. Stockholders” for a more detailed discussion.

Use of Proceeds

The proceeds raised pursuant to the Reinvestment Plan will be used for general corporate purposes, including, but not limited to, investing in real estate, loans and other real estate- related assets, paying fees and other costs, repaying debt, funding our share redemption program, and the fees and expenses charged by the Reinvestment Plan’s reinvestment agent. The proceeds raised pursuant to the Reinvestment Plan may also be used to pay expenses incurred in connection with registering and offering the Reinvestment Plan shares.

Incorporation by Reference

The registration statement, of which this prospectus is a part, incorporates by reference several documents previously filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 27, 2015, our Quarterly Report on Form 10-Q for the quarter and the six months ended June 30, 2015 filed on August 13, 2015, as well as all future documents we file pursuant to certain sections of the Securities Exchange Act of 1934, as amended. These documents contain information about us which supplements the information in this prospectus. See “Incorporation of Certain Information by Reference.”

RISK FACTORS

An investment in our common stock involves various risks and uncertainties. You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K, as may be updated from time to time by future filings under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference into this prospectus, before purchasing our common stock. The risks discussed in our reports can adversely affect our business, operating results, prospects and financial condition. This could cause the value of our common stock to decline and could cause you to lose all or  part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained herein that are not statements of historical or current fact may constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbor created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the Company’s business and its performance, the economy, and other future conditions and forecasts of future events, and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance in connection with discussions of future operating or financial performance, business strategy and portfolios, projected growth prospects, cash flows, costs and financing needs, legal proceedings, amount and timing of anticipated future distributions, estimated per share net asset value of the Company’s common stock, and/or other matters. The Company’s forward-looking statements are not guarantees of future performance. While the Company’s management believes its forward-looking statements are reasonable, such statements are inherently susceptible to uncertainty and changes in circumstances. As with any projection or forecast, forward-looking statements are necessarily dependent on assumptions, data and/or methods that may be incorrect or imprecise, and may not be realized. The Company’s forward-looking statements are based on management’s current expectations and a variety of risks, uncertainties and other factors, many of which are beyond the Company’s ability to control or accurately predict. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors.

Important factors that could cause the Company’s actual results to vary materially from those expressed or implied in its forward-looking statements include, but are not limited to, government regulation, economic, strategic, political and social conditions, and the following: a worsening economic environment in the U.S. or globally, including financial market fluctuations; risks associated with the Company’s investment strategy, including its concentration in the healthcare sector; the illiquidity of an investment in the Company’s stock; liquidation at less than the subscription price of the Company’s stock; the impact of regulations requiring periodic valuation of the Company on a per share basis, including the uncertainties inherent in such valuations and that the amount that a stockholder would ultimately realize upon liquidation may vary significantly from the Company’s estimated net asset value; risks associated with real estate markets, including declining real estate values; risks associated with reliance on the Advisor and its affiliates, including conflicts of interest; the Company’s failure to obtain, renew or extend necessary financing or to access the debt or equity markets; the use of debt to finance the Company’s business activities, including refinancing and interest rate risk and the Company’s failure to comply with debt covenants; the Company’s inability to identify and close on suitable investments; failure to successfully manage growth or integrate acquired properties and operations; the Company’s inability to make necessary improvements to properties on a timely or cost-efficient basis; risks related to property expansions and renovations; risks related to development projects or acquired property value-add conversions, if applicable, including construction delays, cost overruns, the Company’s inability to obtain necessary permits, and/or public opposition to these activities; competition for properties and/or tenants; defaults on or non-renewal of leases by tenants; failure to lease properties on favorable terms or at all; the impact of current and future environmental, zoning and other governmental regulations affecting the Company’s properties; the impact of changes in accounting rules; inaccuracies of the Company’s accounting estimates; unknown liabilities of acquired properties or liabilities caused by property managers or operators; material adverse actions or omissions by any joint venture partners; consequences of the Company’s net operating losses; increases in operating costs and other expenses; uninsured losses or losses in excess of the Company’s insurance coverage; the impact of outstanding and/or potential litigation; risks associated with the Company’s tax structuring; failure to qualify for and maintain the Company’s qualification as a REIT for federal income tax purposes; and the Company’s inability to protect its intellectual property and the value of its brand. Given these uncertainties, the Company cautions you not to place undue reliance on forward-looking information.

For further information regarding risks and uncertainties associated with the Company’s business, and other important factors that could cause the Company’s actual results to vary materially from those expressed or implied in its forward-looking statements, please refer to the uncertainties described above, and to the risk factors set forth in the Company’s reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, the Company’s quarterly reports on Form 10-Q and the Company’s annual reports on Form 10-K, copies of which may be obtained from the Company’s website at CNLHealthcareProperties.com.

All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this cautionary note. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to, and expressly disclaims any obligation to, publicly release the results of any revisions to its forward-looking statements to reflect new information, changed assumptions, the occurrence of unanticipated subsequent events or circumstances, or changes to future operating results over time, except as otherwise required by law.

SUMMARY OF OUR REINVESTMENT PLAN

Purpose of the Reinvestment Plan

Our Reinvestment Plan is designed to offer to our existing stockholders a convenient method of purchasing additional shares by reinvesting cash distributions. We will use the proceeds received from sales of the shares in the Reinvestment Plan for general corporate purposes, including investing in real estate, loans and other real estate- related assets, paying fees and other costs, repaying debt and funding our share redemption program.

How to Enroll in the Reinvestment Plan

You can participate in the Reinvestment Plan if you currently own shares of our common stock and the shares are registered in your name. You may join the Reinvestment Plan at any time by completing and executing an enrollment form and returning it to DST Systems, Inc., our reinvestment agent, 430 West 7th Street, Suite 219001, Kansas City, Missouri 64105-1407. Enrollment forms may be obtained at any time by calling (866) 650-0650 or by writing to the address specified above. If you are already enrolled in the Reinvestment Plan, no action is required.

You will remain a participant of the Reinvestment Plan until you deliver to us written notice of your desire to terminate your participation (described more fully below under the heading “Amendment, Suspension and Termination”).

Eligible stockholders may join the Reinvestment Plan at any time. Participation in the Reinvestment Plan will commence with the next distribution payable after receipt of your election to participate, provided the stockholder’s enrollment form is received at least 30 days prior to the last day of the calendar quarter.

Reinvestment of Your Distributions

If you choose to participate in the Reinvestment Plan, the reinvestment agent will apply cash distributions on the shares of stock registered in your name to purchase additional shares for you directly from us.

The distributions paid on shares acquired through the Reinvestment Plan will continue to be reinvested unless you elect to have them paid in cash by terminating your participation in the Reinvestment Plan.

Purchase Price of the Shares

There is no public trading market for our shares. Generally, distributions will be invested in shares of our common stock at a price that is not less than 95% of the fair market value of the shares at the time of the reinvestment, as determined from time to time by our board of directors. Initially, shares will be sold under the Reinvestment Plan at for $10.06 per share.

When Shares Will be Purchased

Shares will be purchased for you under the Reinvestment Plan on the distribution date applicable to the cash distributions being reinvested in respect of your shares pursuant to the Reinvestment Plan. We currently pay distributions quarterly on or before the last day of the applicable quarter and currently intend to continue to pay distributions quarterly.

Cost of Participating in the Reinvestment Plan

We will pay all costs in connection with offering shares pursuant to the Reinvestment Plan. You will not incur any brokerage commissions or service charges when purchasing shares under the Reinvestment Plan; provided, however, in the event of a listing of our common stock, if ever, should the reinvestment agent make any open market purchase on an exchange, over-the-counter market or market system through a registered broker-dealer in connection with the reinvestment of distributions, each participant’s distributions would be reduced by his or her prorata share of brokerage commissions charged by the broker-dealer. The Company is responsible for all administrative fees and expenses charged by the Reinvestment Plan’s reinvestment agent. CNL Securities Corp., an affiliate (“CSC”), will assist in administering the Reinvestment Plan, however, no selling commissions or marketing support fees will be paid to CSC in connection with shares issued pursuant to the Reinvestment Plan. If sufficient shares of our common stock are not available promptly following the payment date of any distribution, the excess distributions will be invested in an interest-bearing account until shares are available for purchase, and any interest earned on such distributions will be paid to the Company to defray costs relating to the Reinvestment Plan. In the event that proceeds from the sale of shares pursuant to the Reinvestment Plan are used to acquire properties or to invest in loans or other permitted investments, we will pay our Advisor and other affiliates certain fees and expense reimbursements in accordance with applicable agreements between us and such other parties, as approved by our board of directors, including a majority of our independent directors.

Tracking Your Investment

Within 30 days after the end of each calendar quarter, we will mail or make electronically available to you a statement of account describing your distributions received for the quarter, the number of shares purchased on your behalf for the quarter pursuant to the Reinvestment Plan, and the per share purchase price for such shares. Each statement will also advise you that you are expected to promptly notify your broker, financial advisor or investor representative in writing and to terminate your participation in the Reinvestment Plan in the event that there is any material change in your financial condition and you fail to meet the net worth or annual income suitability standards set forth in this prospectus or if any representation made by you under the subscription agreement for your initial purchase of shares or your enrollment form becomes inaccurate.

Book-Entry Evidence for Shares Acquired Under the Reinvestment Plan

No certificates will be issued to a stockholder participating in the Reinvestment Plan for shares purchased on behalf of the stockholder pursuant to the Reinvestment Plan. All shares of our common stock that you purchase through the reinvestment of distributions are recorded in your name on our books. The number of shares you hold in the Reinvestment Plan will be shown on your regular statement of account.

Selling Shares Acquired Under the Reinvestment Plan

You may sell the shares held in the Reinvestment Plan and your other shares, at any time, subject to any ownership, transfer and other restrictions set forth in our charter or that we may impose on the sale of shares to protect our status as a real estate investment trust. However, there is currently no liquid market for our shares and we do not expect one to develop.

Prior to the listing of the shares on a national stock exchange, if ever, your transfer of shares will terminate participation in the Reinvestment Plan with respect to those transferred shares as of the first day of the month in which such transfer is effective, unless the transferee of the shares in connection with the transfer demonstrates to us that he, she or it meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by us.

Amendment, Suspension and Termination

You may terminate your participation in the Reinvestment Plan at any time upon written notice to us at CNL Client Services c/o DST Systems, Inc., 430 W. 7th Street, Suite 219001, Kansas City, Missouri 64105-1407. To be effective for any particular distribution, your notice of termination must be received by us at least 30 days prior to the last day of the calendar quarter to which the distribution relates.

Our board of directors may amend, suspend or terminate the Reinvestment Plan for any reason upon disclosure to participants in the Reinvestment Plan by mailing notice to each participant in the Reinvestment Plan, or by disclosure of such action in the Company’s current, quarterly or annual report filed under the Exchange Act, in either event, not less than 15 days prior to the effective date of the amendment, suspension or termination of the Reinvestment Plan.

In addition, in the event of a determination that the purchase price for shares under the Reinvestment Plan represented or will represent a discount in excess of 5% of the fair market value per share at the time of the reinvestment on your behalf, the portion of the shares issued or to be issued to you under the Reinvestment Plan representing the excess amount may be voided to the extent it could adversely affect our ability to qualify as a REIT and/or, at our option, your individual participation in the Reinvestment Plan may be immediately terminated, in which event you will be provided prompt notice and any current and future distributions earned would be paid to you in lieu of reinvestment into shares.

After termination or suspension of the Reinvestment Plan, or the termination of your individual participation in the Reinvestment Plan, we will send you a statement of account and return the amount of any distributions in your account that have not been reinvested in shares. Any future distributions made after the effective date of a termination or suspension will be sent directly to you or to such other party as you have designated pursuant to an authorization form or other documentation satisfactory to us.

Voting Rights of Shares Acquired Under the Reinvestment Plan

Shares in your Reinvestment Plan account will be voted as you direct. As a stockholder, you will receive a proxy card in connection with any annual or special meeting of stockholders. This proxy will apply to all shares registered in your name, including all shares credited to your Reinvestment Plan account. You may also vote your shares, including those in your Reinvestment Plan account, in person at any annual or special meeting of stockholders.

Our Liability Under the Reinvestment Plan

Neither we nor any of our officers, directors, agents or employees will have any responsibility or liability as to the value of our shares, or any change in the value of the shares acquired for each participant’s account.

In addition, neither we nor any of our officers, directors, agents or employees will be liable under the Reinvestment Plan for any act done in good faith, or for any good faith omission to act, including, without limitation, for any claims of liability (i) arising out of failure to terminate the participant’s participation in the Reinvestment Plan upon such participant’s death prior to the date of receipt of notice; or (ii) with respect to the time and prices at which shares are purchased for a participant.

Our charter, subject to the conditions set forth therein and under Maryland law, eliminates the personal liability of our stockholders, directors and officers for monetary damages and requires us to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) our present or former directors and officers, (b) any individual who, while a director or officer of us and who at our request serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and (c) our Advisor or any of its affiliates or directors or employees acting as our agent. Notwithstanding the foregoing, our charter prohibits us from indemnifying an officer, director, our Advisor or an affiliate of our Advisor for loss or liability suffered by any of them or holding any of them harmless for any loss or liability suffered by us unless each of the following conditions are met: (i) the party seeking indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interest; (ii) the party seeking indemnification was acting or performing services on our behalf; (iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the party seeking indemnification is an officer, a director (other than an independent director), our Advisor or an affiliate of our Advisor or a director or employee of the foregoing acting as an agent of our Company, or (B) gross negligence or willful misconduct, in the case that the party seeking indemnification is an independent director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.

Our charter also contains limits on indemnifying against liability arising under federal or state securities laws. The Securities and Exchange Commission (the “Commission”) takes the position that indemnification against liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) is contrary to public policy and unenforceable. Indemnification of the directors, our officers, our Advisor or its affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the indemnitee;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the indemnitee; or

•	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which securities of the company were offered or sold as to indemnification for violations of securities laws.

Pursuant to our charter, we are required to pay or reimburse reasonable expenses incurred by a present or former director, officer, the Advisor or its affiliate and may pay or reimburse reasonable expenses incurred by any other indemnitee in advance of final disposition of a proceeding if the following are satisfied: (i) the indemnitee was made a party to the proceeding by reason of his or her service as a director, officer, the Advisor, affiliate, employee or agent; (ii) the indemnitee provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us as authorized by our charter; (iii) the indemnitee provides us with a written agreement to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that the indemnitee did not comply with the requisite standard of conduct; and (iv) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement.

We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by our charter, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses reasonably incurred by officers and directors seeking to enforce their rights under the indemnification agreements. We also must cover officers and directors under our directors’ and officers’ liability insurance.

YOU SHOULD RECOGNIZE THAT WE CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED FOR YOU PURSUANT TO THE REINVESTMENT PLAN.

Governing Law

The Reinvestment Plan and your election to participate in the Reinvestment Plan are governed by the laws of the State of Maryland.

Contact for Answers to Questions Regarding the Reinvestment Plan

All inquiries regarding the Reinvestment Plan should be directed to:

CNL Healthcare Properties, Inc.

430 W. 7th Street, Suite 219001

Kansas City, Missouri 64105-1407

(866) 650-0650, option 3

USE OF PROCEEDS

The proceeds raised pursuant to the Reinvestment Plan will be used for general corporate purposes, including, but not limited to, investing in real estate, loans and other real estate-related assets, paying fees and other costs, repaying debt, funding our share redemption program, and the fees and expenses charged by the Reinvestment Plan’s reinvestment agent. We cannot predict with any certainty how much of the Reinvestment Plan proceeds will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold.

The proceeds raised pursuant to the Reinvestment Plan may also be used to pay actual expenses incurred in connection with registering and offering the Reinvestment Plan shares, including but not limited to legal fees, printing expenses, mailing costs and the Commission and blue sky registration fees.

The proceeds raised pursuant to the Reinvestment Plan may also be used to pay expenses incurred in connection with registering and offering the Reinvestment Plan shares.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a brief summary of certain material United States federal income tax considerations that may be relevant to participants in the Reinvestment Plan. This summary does not discuss all aspects of United States federal income taxation that may be relevant to a participant in light of his or her particular circumstances, nor does it discuss any state, local, foreign or other tax laws or considerations. This summary is for general information only and does not purport to discuss all aspects of the United States federal income tax consequences that may be relevant to certain types of stockholders who are subject to special treatment under the United States federal income tax laws, such as insurance companies, tax-exempt entities, financial institutions, regulated investment companies, broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States.

The statements in this discussion are based on:

•	current provisions of the Internal Revenue Code of 1986, as amended (the “Code”);

•	current, temporary and proposed regulations promulgated by the U.S. Treasury Department;

•	legislative history;

•	judicial decisions; and

•	current administrative interpretations of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the private letter ruling.

Future legislation, regulations, administrative interpretations or court decisions could change current law adversely or could affect existing interpretations adversely and cause any statement in this prospectus to be inaccurate, possibly with retroactive effect.

This discussion is not tax advice and is not intended as a substitute for careful tax planning. Each participant is advised to consult with his or her own tax advisor regarding the specific federal, state, local, foreign and other tax consequences to him or her of participation in the Reinvestment Plan, including any potential changes in applicable tax laws.

Tax Considerations of Participation in the Reinvestment Plan

If you elect to participate in the Reinvestment Plan, you should consult your personal tax advisors with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends or distributions in shares of our common stock for your account under the Reinvestment Plan. The following is only a brief summary of some of the federal income tax considerations applicable to the Reinvestment Plan.

Participants receiving shares of our common stock pursuant to the Reinvestment Plan as purchased by the reinvestment agent will be treated for federal income tax purposes as having received, on the applicable distribution date, a distribution equal to the fair market value of any shares of our common stock purchased for their account under the plan. As such, any discount in price for shares of our common stock issued for a stockholder’s account under the plan will be treated as part of the distribution received. The Company shall be responsible for all administrative charges and expenses charged by the reinvestment agent and, in addition, shall pay all costs in connection with offering shares pursuant to the Reinvestment Plan. Private letter rulings issued by the Internal Revenue Service indicate that administrative expenses are not generally treated as constructive dividends taxable to Reinvestment Plan participants. We intend to take this position in respect to any such administrative costs and expenses; however, there can be no assurance that the Internal Revenue Service will accept our position. For this or other reasons, we may in the future take a different position with respect to such administrative costs and expenses.

Distributions reinvested under the Reinvestment Plan are taxable as dividend income to stockholders to the extent of our current and accumulated earnings and profits. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed a stockholder’s adjusted tax basis in its shares of our common stock. To the extent that such distributions exceed a stockholder’s adjusted tax basis in its shares, the distributions will be included in income as capital gain.

A participant’s holding period for shares acquired pursuant to the Reinvestment Plan will begin on the day following the investment date. A participant’s tax basis in the shares acquired for the participant’s account under the Reinvestment Plan will be equal to the fair market value of those shares on the applicable investment date. As described below for dispositions in general, gain or loss may be recognized upon a participant’s sale or disposition of shares received from the Reinvestment Plan. The amount of any such gain or loss will generally be the difference between the amount received for the whole or fractional shares and the tax basis of the shares.

REIT Qualification

We have elected to be taxed as a real estate investment trust under the Code beginning with our taxable year ended December 31, 2012. We believe that, commencing with such taxable year, we have been organized and have operated in a manner so as to qualify as a REIT for U.S. federal income tax purposes.

Qualification and taxation as a REIT has depended upon, and will continue to depend upon, our ability to meet on a continuing basis, through actual operating results, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code. Our ability to qualify as a REIT also requires that we satisfy certain asset tests (discussed below), some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of CNL Healthcare Properties

As a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain we distribute currently to our stockholders, because the REIT provisions of the Code generally allow a REIT to deduct distributions, which are taxable dividends, paid to its stockholders. This substantially eliminates the federal double taxation on earnings (taxation at both the corporate level and stockholder level) that usually results from an investment in a corporation. With limited exceptions, dividends from us or from other entities that are taxed as REITs are generally not eligible for the capital gain rate and will continue to be taxed at rates applicable to ordinary income.

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize.

Even if we qualify for taxation as a REIT, however, we will be subject to federal income taxation as follows:

•	We will be taxed at regular corporate rates on our undistributed taxable income, including undistributed net capital gains.

•	Under some circumstances, we may be subject to an “alternative minimum tax.”

•	If we have net gain for tax purposes from prohibited transactions (which are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such gain will be subject to a 100% tax.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on gain from a sale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate.

•	If we should fail to satisfy the asset test other than certain de minimis violations or other requirements applicable to REITs, as described below, yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate if that amount exceeds $50,000 per failure.

•	If we fail to satisfy either of the 75% or 95% income tests (discussed below) but have nonetheless maintained our qualification as a REIT because certain conditions have been met, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•	If we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed, plus (B) retained amounts on which corporate level tax is paid by us.

•	We may elect to retain and pay tax on our net long-term capital gains. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gains and would receive a credit or refund for its proportionate share of the tax we paid.

•	If we acquire appreciated assets from a C corporation that is not a REIT (i.e., a corporation generally subject to corporate level tax) in a transaction in which the C corporation would not normally be required to recognize any gain or loss on disposition of the asset and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then a portion of the gain may be subject to tax at the highest regular corporate rate, unless the C corporation made an election to treat the asset as if it were sold for its fair market value at the time of our acquisition. We will also be required to distribute prior non-REIT earnings and profits.

•	We may be required to pay monetary penalties to the Internal Revenue Service in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders.

•	The earnings of our taxable REIT subsidiaries are subject to federal corporate income tax. In addition, a 100% excise tax will be imposed on the REIT and a corporate level tax on the taxable REIT subsidiary for transactions between a taxable REIT subsidiary and the REIT that are deemed not to be conducted on an arm’s length basis.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, foreign, property and other taxes, on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

Our qualification as a REIT has depended upon and will continue to depend upon our meeting and continuing to meet the requirements discussed below relating to our organization, sources of income, nature of assets and distributions of income to our stockholders.

Organizational Requirements

In order to qualify for taxation as a REIT under the Code we must meet tests regarding our income and assets described below and we must (i) be a corporation, trust or association that would be taxable as a domestic corporation but for the REIT provisions of the Code; (ii) be managed by one or more trustees or directors; (iii) have our beneficial ownership evidenced by transferable shares; (iv) not be a financial institution or an insurance company subject to special provisions of the federal income tax laws; (v) use a calendar year for federal income tax purposes; (vi) have at least 100 stockholders for at least 335 days of each taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months; and (vii) not be closely held, as defined for purposes of the REIT provisions of the Code.

We would be treated as closely held if, during the last half of any taxable year, more than 50% in value of our outstanding capital shares is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals, as defined in the Code to include certain entities. Items (vi) and (vii) above do not apply until after the first taxable year for which we elect to be taxed as a REIT. If we comply with Treasury Regulations that provide procedures for ascertaining the actual ownership of our common stock for each taxable year and we did not know, and with the exercise of reasonable diligence could not have known, that we failed to meet item (vii) above for a taxable year, we will be treated as having met item (vii) for that year.

We have elected to be taxed as a REIT commencing with our taxable year ended December 31, 2012, and we intend to satisfy the other requirements described in items (i) through (v) above at all times during each of our taxable years. In addition, our charter contains restrictions regarding ownership and transfer of shares of our common stock that are intended to assist us in continuing to satisfy the share ownership requirements in items (vi) and (vii) above. For purposes of the requirements described herein, any corporation that is a qualified REIT subsidiary of ours will not be treated as a corporation separate from us and all assets, liabilities and items of income, deduction and credit of our qualified REIT subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (described below under “— Operational Requirements — Asset Tests”), of which all of its capital shares are owned by a REIT.

In the case of a REIT that is a partner in an entity treated as a partnership for federal tax purposes, the REIT is treated as owning its proportionate share, based on its capital interest, of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the requirements described herein. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including the asset and income tests described below. As a result, our proportionate share, based on our capital interest, of the assets, liabilities and items of income of our operating partnership and of any other partnership, joint venture, limited liability company or other entity treated as a partnership for federal tax purposes in which we or the operating partnership have an interest, will be treated as our assets, liabilities and items of income.

The Code provides relief from violations of the REIT gross income requirements, as described below under “— Operational Requirements — Gross Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the Code includes provisions that extend similar relief in the case of certain violations of the REIT asset requirements (see “— Operational Requirements — Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT. If relief provisions are available, the amount of any resultant penalty tax could be substantial.

Operational Requirements — Gross Income Tests

To maintain our qualification as a REIT, we must satisfy annually two gross income requirements:

•	At least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property and from other specified sources, including qualified temporary investment income, as described below. Gross income includes “rents from real property” (as defined in the Code) and, in some circumstances, interest, but excludes gross income from dispositions of property held primarily for sale to customers in the ordinary course of a trade or business. These dispositions are referred to as “prohibited transactions.” This is the “75% Income Test.”

•	At least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from the real property investments described above and generally from dividends and interest and gains from the sale or disposition of shares of common stock or securities or from any combination of the foregoing. This is the “95% Income Test.”

The rents we will receive or be deemed to receive will qualify as “rents from real property” for purposes of satisfying the gross income requirements for a REIT only if the following conditions are met:

•	The amount of rent received from a tenant must not be based in whole or in part on the income or profits of any Person; however, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.

•	In general, neither we nor an owner of 10% or more shares of our common stock may directly or constructively own 10% or more of a tenant, which we refer to as a “Related Party Tenant,” or a subtenant of the tenant (in which case only rent attributable to the subtenant is disqualified).

•	Rent attributable to personal property leased in connection with a lease of real property cannot be greater than 15% of the total rent received under the lease, as determined based on the average of the fair market values as of the beginning and end of the taxable year.

•	We normally must not operate or manage the property or furnish or render services to tenants, other than through an “independent contractor” (as defined in the Code) who is adequately compensated and from whom we do not derive any income or through a taxable REIT subsidiary (discussed below). However, a REIT may provide services with respect to its properties, and the income derived therefrom will qualify as “rents from real property” if the services are “usually or customarily rendered” (as defined in the Code) in connection with the rental of space only and are not otherwise considered “rendered to the occupant” (as defined in the Code). Even if the services provided by us with respect to a property are impermissible customer services, the income derived therefrom will qualify as “rents from real property” if such income does not exceed 1% of all amounts received or accrued with respect to that property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% Income Test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is under-secured, the income that it generates may nonetheless qualify for purposes of the 95% Income Test.

To the extent the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% Income Test and 95% Income Test, provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. Similar to the treatment of contingent rents from real property (discussed above), to the extent that we derive interest income from a mortgage loan where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the 75% Income Test and 95% Income Test only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower.

We may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The Internal Revenue Service has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (i) the mezzanine loan will be treated by the Internal Revenue Service as a real estate asset for purposes of the Asset Tests described below, and (ii) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% Income Test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure any investments in mezzanine loans or similar products in a manner that generally complies with the various requirements applicable to our qualification as a REIT. Certain of our mezzanine loans may qualify under the safe harbor set forth in the Revenue Procedure. However, we may make or acquire some mezzanine loans that do not qualify for the safe harbor. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the Internal Revenue Service will not challenge the tax treatment of these loans.

We may, from time to time, enter into hedging transactions with respect to interest rate exposure or currency fluctuation on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that we or a pass-through subsidiary enters into a hedging transaction (i) to reduce interest rate risk on indebtedness incurred to acquire or carry real estate assets or (ii) to manage risk of currency fluctuations with respect to any item of income that would qualify under the 75% Income Test or the 95% Income Test, and the instrument is properly identified as a hedge along with the risk it hedges within prescribed time periods, any periodic income from the instrument, or gain from the disposition of such instrument, would be excluded altogether from the 95% Income Test or the 75% Income Test. To the extent that we hedge in certain other situations, the resultant income will be treated as income that does not qualify under the 75% Income Test or the 95% Income Test, provided that certain requirements are met. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to federal, state, and/or international income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Prior to the making of investments in real properties, we may invest the Net Offering Proceeds in liquid assets such as government securities or certificates of deposit. For purposes of the 75% Income Test, income attributable to a stock or debt instrument purchased with the proceeds received by a REIT in exchange for stock in the REIT (other than amounts received pursuant to a distribution reinvestment plan) constitutes qualified temporary investment income if such income is received or accrued during the one-year period beginning on the date the REIT receives such new capital. To the extent we hold any proceeds of the offering for longer than one year, we may invest those amounts in less liquid investments such as mortgage-backed securities, maturing mortgage loans purchased from mortgage lenders or shares of common stock in other REITs in order to satisfy the 75% Income Test and the 95% Income Test and the Asset Tests described below. We expect the bulk of the remainder of our income to qualify under the 75% Income and 95% Income Tests as rents from real property, gains from the sale of real property interests and interest on mortgages on real property in accordance with the requirements described above.

With regard to rental income, we anticipate most of our leases will be for fixed rentals with annual CPI or similar adjustments and that none of the rentals under our leases will be based on the income or profits of any Person. Rental leases may provide for payments based on gross receipts, which are generally permissible under the REIT income tests. In addition, none of our tenants are expected to be “Related Party Tenants” and the portion of the rent attributable to personal property is not expected to exceed 15% of the total rent to be received under any lease. We anticipate that all or most of the services to be performed with respect to our real properties will be performed by our property manager, and such services are expected to be those usually or customarily rendered in connection with the rental of real property and not rendered to the occupant of such real property. Finally, we anticipate any non-customary services will be provided by a taxable REIT subsidiary or, alternatively, by an independent contractor that is adequately compensated and from whom we derive no income. However, we can give no assurance that the actual sources of our gross income will allow us to satisfy the 75% Income Test and the 95% Income Test described above.

Further, we and our subsidiaries may hold investments in, and pay taxes to, foreign countries. Taxes that we pay in foreign jurisdictions may not be passed through to, or used by, our stockholders or us as a foreign tax credit or otherwise. Our foreign investments might also generate foreign currency gains and losses. Foreign currency gains that we derive from certain of our investments will be excluded for purposes of computing the REIT income tests if such foreign currency gain is “real estate foreign exchange gain” (as defined in the Code), that is, if such gains are attributable to any item of income that itself qualifies for purposes of the 75% Income Test or other specified sources. Other foreign currency gains, however, if such foreign currency gain is “passive foreign exchange gain” (as defined in the Code), will be excluded for purposes of computing the 95% Income Test but will be treated as income that does not qualify under the 75% Income Test. Generally, “passive foreign exchange gain” includes foreign exchange gain attributable to any item of income that itself qualifies for purposes of the 95% Income Test or other specified sources.

Notwithstanding our failure to satisfy one or both of the 75% Income and the 95% Income Tests for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under specific provisions of the Code. These relief provisions generally will be available if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

•	following our identification of the failure, we file a schedule with a description of each item of gross income that caused the failure in accordance with Treasury Regulations.

It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. In addition, as discussed above in “- Taxation of CNL Healthcare Properties,” even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

Operational Requirements — Prohibited Transactions

A “prohibited transaction” is a sale by a REIT of real property or other assets held primarily for sale in the ordinary course of the REIT’s trade or business (i.e., real property or other assets that are not held for investment but are held as inventory for sale by the REIT). A 100% penalty tax is imposed on any gain realized by a REIT from a prohibited transaction (including our distributive share of any such gain realized by our operating partnership). Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We do not presently intend to acquire or hold or allow the operating partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the operating partnership’s trade or business.

A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the net selling price of the property;

•	either (i) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or Section 1031 like-kind exchanges, or (ii) the aggregate adjusted bases of the non-foreclosure property sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of such year, or (iii) the fair market value of the non-foreclosure property sold by the REIT during the year did not exceed 10% of the fair market value of all the assets of the REIT at the beginning of such year;

•	the REIT has held the property for at least two years for the production of rental income; and

•	if the REIT has made more than seven sales of non-foreclosure property during the year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

For purposes of the limitation on the number of sales that a REIT may complete in any given year, the sale of more than one property to one buyer will be treated as one sale. Moreover, if a REIT obtains replacement property pursuant to a Section 1031 like-kind exchange, then it will be entitled to tack the holding period it has in the relinquished property for purposes of the two-year holding period requirement.

The failure of a sale to fall within the safe harbor does not alone cause such sale to be a prohibited transaction and subject to the 100% prohibited transaction tax. In that event, the particular facts and circumstances of the transaction must be analyzed to determine whether it is a prohibited transaction.

Operational Requirements — Asset Tests

At the close of each quarter of our taxable year, starting with the taxable year ending December 31, 2012 (i.e., starting with the quarter ending March 31, 2012), we also must satisfy four tests, which we refer to as “Asset Tests,” relating to the nature and diversification of our assets.

•	First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. The term “real estate assets” includes real property, mortgages on real property, shares of common stock in other qualified U.S. REITs, property attributable to the temporary investment of new capital as described above and a proportionate share of any real estate assets owned by a partnership in which we are a partner (for example, our operating partnership) or of any qualified REIT subsidiary of ours.

•	Second, no more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

•	Third, of the investments included in the 25% asset class, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Additionally, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, which we refer to as the “10% Asset Test.” The 10% Asset Test does not apply to securities of a TRS, nor does it apply to certain “straight debt” (as defined in the Code) instruments possessing certain characteristics. The term “securities” also does not include the equity or debt securities of a qualified REIT subsidiary of ours or an equity interest in any entity treated as a partnership for federal tax purposes.

•	Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Any interests we hold in a REMIC will generally qualify as real estate assets and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the REIT asset and income tests. If we hold a “residual interest” (as defined in the Code) in a REMIC from which we derive “excess inclusion income” (as defined in the Code), we will be required either to distribute the excess inclusion income or to pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in our hands, whether or not it is distributed.

To the extent we hold mortgage participations or commercial mortgage-backed securities that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them may not qualify for purposes of either or both of the REIT income tests, depending upon the circumstances and the specific structure of the investment.

We may enter into sale and repurchase agreements under which we would nominally sell certain of our loan assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we would be treated for U.S. federal income tax purposes as the owner of the loan assets that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the Internal Revenue Service could assert that we did not own the loan assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

Certain of our mezzanine loans which may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See “— Operational Requirements — Gross Income Tests.” We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above.

Independent appraisals are not necessarily obtained by us to support our conclusions as to the value of our total assets or the value of any particular security or securities for purposes of these operational requirements. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the Internal Revenue Service will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

The Asset Tests must generally be met for each quarter. Upon full investment of the Net Offering Proceeds, we expect most of our assets will consist of “real estate assets” and we therefore expect to satisfy the Asset Tests.

If we meet the Asset Tests at the close of any quarter, we maintain our qualification as a REIT despite a failure to satisfy the Asset Tests at the end of a later quarter in which we have not acquired any securities or other property if such failure occurs solely because of changes in asset values. If our failure to satisfy the Asset Tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the Asset Tests and to take other action within 30 days after the close of any quarter as may be required to cure any noncompliance. If that does not occur, we may nonetheless qualify for one of the relief provisions described below.

The Code contains a number of provisions applicable to REITs, including relief provisions that allow REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements.

One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) it provides the Internal Revenue Service with a description of each asset causing the failure; (ii) the failure is due to reasonable cause and not willful neglect; (iii) the REIT pays a tax equal to the greater of (A) $50,000 per failure; or (B) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate; and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, or (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

The Code also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which includes securities having certain contingency features. A security cannot qualify as “straight debt” if a REIT (or a controlled taxable REIT subsidiary) owns other securities in the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitutes, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include:

•	any loan made to an individual or an estate;

•	certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain Persons related to the REIT);

•	any obligation to pay rents from real property;

•	securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity;

•	any security issued by another REIT; and

•	any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “— Operational Requirements — Gross Income Tests.”

In addition, when applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership.

Operational Requirements — Annual Distribution Requirement

In order to be taxed as a REIT, we are required to make cash or taxable property distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our taxable income (computed without regard to the dividends paid deduction and our net capital gain and subject to certain other potential adjustments) for all tax years. While we must generally make distributions in the taxable year to which they relate, we may also make distributions in the following taxable year if (i) they are declared before we timely file our federal income tax return for the taxable year in question and (ii) they are paid on or before the first regular distribution payment date after the declaration.

Even if we satisfy the foregoing distribution requirement and, accordingly, continue to qualify as a REIT for tax purposes, we will still be subject to federal income tax on the excess of our net capital gain and our REIT taxable income, as adjusted, over the amount of distributions to stockholders.

In addition, if we fail to distribute during each calendar year at least the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income other than the capital gain net income which we elect to retain and pay tax on for that year; and

•	any undistributed taxable income from prior periods,

then we will be subject to a 4% non-deductible excise tax on the excess of the amount of the required distributions over the sum of (i) the amounts actually distributed plus (ii) retained amounts on which corporate level tax is paid by us.

We intend to make timely distributions sufficient to satisfy this requirement; however, it is possible we may experience timing differences between (i) the actual receipt of income and payment of deductible expenses, and (ii) the inclusion of that income and deduction of those expenses for purposes of computing our taxable income. It is also possible we may be allocated a share of net capital gain attributable to the sale of depreciated property by the operating partnership, or any other partnership in which we own an interest, that exceeds our allocable share of cash attributable to that sale. In those circumstances, we may have less cash than is necessary to meet our annual distribution requirement or to avoid income or excise taxation on undistributed income. We may find it necessary in those circumstances to arrange for financing, raise funds through the issuance of additional shares of our common stock or to make a taxable stock distribution in order to meet our distribution requirements. If we fail to satisfy the distribution requirement for any taxable year by reason of a later adjustment to our taxable income made by the Internal Revenue Service, we may be able to pay “deficiency dividends” (as defined in the Code) in a later year and include such distributions in our deductions for dividends paid for the earlier year. In that event, we may be able to avoid the disqualification of our REIT status or being taxed on amounts distributed as deficiency dividends, but we would be required to pay interest and a penalty to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends for the earlier year.

As noted above, we may also elect to retain, rather than distribute, some or all of our net long-term capital gains. The effect of such an election would be as follows:

•	We would be required to pay the federal income tax on the undistributed gains;

•	Taxable U.S. stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, would receive a credit or refund for their share of the tax paid by the REIT; and

•	The basis of the stockholder’s shares of our common stock would be increased by the difference between the designated amount included in the stockholder’s long-term capital gains and the tax deemed paid with respect to such shares of common stock.

In computing our taxable income, we will use the accrual method of accounting and intend to depreciate depreciable property under the alternative depreciation system. We are required to file an annual federal income tax return, which, like other corporate returns, is subject to examination by the Internal Revenue Service. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the Internal Revenue Service will challenge positions we take in computing our taxable income and our distributions.

Challenges could arise, for example, with respect to the allocation of the purchase price of real properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land and the current deductibility of fees paid to our Advisor or its affiliates. If the Internal Revenue Service were to successfully challenge our characterization of a transaction or determination of our taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT. If we are determined to have failed to satisfy the distribution requirements for a taxable year, we would be disqualified as a REIT, unless we were permitted to pay a deficiency dividend to our stockholders and pay interest thereon to the Internal Revenue Service, as provided by the Code.

Operational Requirement — Recordkeeping

We must maintain certain records as set forth in Treasury Regulations in order to avoid the payment of monetary penalties to the Internal Revenue Service. Such Treasury Regulations require that we request, on an annual basis, certain information designed to disclose the ownership of shares of our outstanding common stock. We intend to comply with these requirements. See “— Statement of Share Ownership” below.

Taxable REIT Subsidiaries

A taxable REIT subsidiary (each a “TRS,” and any two or more, “TRSs”) is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat the corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation (by vote or by value), then that other corporation also is treated as a TRS. A corporation can be a TRS with respect to more than one REIT. We may form one or more TRSs for the purpose of owning and selling properties that do not meet the requirements of the “prohibited transactions” safe harbor. See “— Requirements for Qualification as a REIT — Operational Requirements — Prohibited Transactions” above.

To the extent of its taxable income, a TRS is subject to federal income tax at regular corporate rates and also may be subject to state and local taxation. Any distributions paid or deemed paid by any one of our TRSs also will be subject to tax, either (i) to us if we do not pay the distributions received to our stockholders as distributions, or (ii) to our stockholders if we do pay out the distributions received to our stockholders. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or to the REIT’s tenants that are not conducted on an arm’s-length basis. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described above under “— Requirements for Qualification as a REIT — Operational Requirements — Asset Tests” that generally precludes ownership of more than 10% (by vote or value) of any issuer’s securities. However, as noted below, in order for us to qualify as a REIT, the non-mortgage securities (both debt and equity) of all of the TRSs in which we have invested either directly or indirectly may not represent more than 25% of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 25% of the total value of our assets. We cannot, however, assure you that we will always satisfy the 25% value limit or that the Internal Revenue Service will agree with the value we assign to our TRSs.

We may engage in activities indirectly through a TRS as necessary or convenient to avoid receiving the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, in addition to the ownership of certain of our properties as noted above, we would likely use TRSs for providing services that are non-customary or that might produce income that does not qualify under the gross income tests described above. We may also use TRSs to satisfy various lending requirements with respect to special-purpose bankruptcy-remote entities.

Finally, while a REIT is generally limited in its ability to earn rents that qualify as “rents from real property” from a related party as defined by the Code, a REIT can earn “rents from real property” from the lease of a qualified healthcare property or qualified lodging facility to a TRS (even a wholly owned TRS) if an eligible independent contractor operates the facility. Generally, a qualified healthcare property means a property which is a healthcare facility or is necessary or incidental to the use of a healthcare facility. A qualified healthcare facility is defined as a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility or other licensed facility which extends medical or nursing or ancillary services to patients operated by a provider of such services which was eligible for participation in the Medicare program under title XVIII of the Social Security Act with respect to such facility. Qualified lodging facilities are defined as hotels, motels or other establishments where more than half of the dwelling units are used on a transient basis, provided that legally authorized wagering or gambling activities are not conducted at or in connection with such facilities. Also included in the definition are the qualified lodging facility’s customary amenities and facilities. For these purposes, a contractor qualifies as an “eligible independent contractor” if it is less than 35% affiliated with the REIT and, at the time the contractor enters into the agreement with the TRS to operate the qualified healthcare property or qualified lodging facility, that contractor or any Person related to that contractor is actively engaged in the trade or business of operating qualified healthcare properties or qualified lodging facilities, respectively, for Persons unrelated to the TRS or its affiliated REIT. For these purposes, an otherwise eligible independent contractor is not disqualified from that status on account of the TRS bearing the expenses for the operation of the qualified healthcare property or qualified lodging facility, the TRS receiving the revenues from the operation of the qualified healthcare property or qualified lodging facility, net of expenses for that operation and fees payable to the eligible independent contractor, or the REIT receiving income from the eligible independent contractor pursuant to a preexisting or otherwise grandfathered lease of another property.

Failure to Qualify as a REIT

If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, then we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. We will not be able to deduct dividends paid to our stockholders in any year in which we fail to qualify as a REIT. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of current and accumulated earnings and profits. In this event, stockholders taxed as individuals will be taxed on these dividends at the preferential income tax rates currently in effect for qualified dividends received from taxable C corporations and corporate distributees may be eligible for the dividends received deduction. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. It is not possible to state whether we would be entitled to this statutory relief.

Sale-Leaseback Transactions

We normally intend to treat our property leases as true leases for federal income tax purposes. However, depending on the terms of any specific transaction, the Internal Revenue Service might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such re-characterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the re-characterization of one or more of these transactions might cause us to fail to satisfy the Asset Tests or the Income Tests described above based upon the asset we would be treated as holding or the income we would be treated as having earned and such failure could result in our failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the re-characterization might cause us to fail to meet the distribution requirement described above for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of our dividends being treated as ordinary income to our stockholders.

Taxation of Taxable U.S. Stockholders

Definition

In this section, the phrase “U.S. stockholder” means a holder of our common stock that for federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity treated as a corporation or partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to, and gains realized by, taxable U.S. stockholders with respect to our common stock generally will be taxed as described below. For a summary of the federal income tax treatment of distributions reinvested in additional shares of our common stock pursuant to our Reinvestment Plan, see “Summary of Our Reinvestment Plan.”

Distributions Generally

Distributions paid to U.S. stockholders, other than capital gain distributions discussed below, made out of our current or accumulated earnings and profits and will be taxable to the stockholders as ordinary income for federal income tax purposes. These distributions are not eligible for the dividends received deduction generally available to corporations. In addition, with limited exceptions, these distributions are not eligible for taxation at the preferential income tax rates currently in effect for qualified dividends received by U.S. stockholders that are individuals, trusts and estates from taxable C corporations. Stockholders that are individuals, trusts or estates however, may be taxed at the preferential rates currently in effect (assuming the relevant holding periods have been met) on dividends designated by and received from us to the extent that the dividends are attributable to (i) income retained by us in the prior taxable year on which we were subject to corporate level income tax (less the amount of tax), (ii) dividends received by us from taxable C corporations, including any dividends we may receive from a TRS, or (iii) income in the prior taxable year from the sales of “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

To the extent we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a U.S. stockholder’s shares of common stock, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in its shares of common stock will be taxable as gain realized from the sale of its shares of common stock. Dividends we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year, provided that we actually pay the dividends during January of the following calendar year.

To the extent we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions we must make in order to comply with the REIT distribution requirements. See “— Requirements for Qualification as a REIT — Operational Requirements — Annual Distribution Requirement.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. As required by Internal Revenue Service guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency distribution” will be treated as an ordinary or capital gain distribution, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

Capital Gain Distributions

Distributions to U.S. stockholders that we properly designate as capital gain distributions normally will be treated as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the U.S. stockholder has held his or her shares of common stock. A corporate U.S. stockholder might be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at preferential rates in the case of stockholders who are individuals, estates, and trusts. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions (unrecaptured Section 1250 gains). See “— Requirements for Qualification as a REIT — Operational Requirements — Annual Distribution Requirement” for the treatment by U.S. stockholders of net long-term capital gains that we elect to retain and pay tax on.

Certain Dispositions of Our Common Stock

In general, capital gains recognized by individuals upon the sale or disposition of shares of our common stock will be subject to tax at the federal capital gains rate if such shares of common stock are held for more than 12 months, and will be taxed at ordinary income rates if such shares of common stock are held for 12 months or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a current maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of a share of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, trusts and estates who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of common stock by a stockholder who has held such shares of common stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain. In addition, under the so-called “wash sale” rules (as defined in the Code), all or a portion of any loss that a stockholder realizes upon a taxable disposition of shares of common stock may be disallowed if the stockholder purchases (including through our Reinvestment Plan) other shares of our stock (or stock substantially similar to our stock) within 30 days before or after the disposition.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” (as defined in the Code) could apply, with a resulting requirement to separately disclose the loss-generating transaction to the Internal Revenue Service. These regulations, though directed towards tax shelters, are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations, and that the failure to make such disclosures would result in substantial penalties.

Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any passive losses against income or gain relating to our stock. To the extent distributions we make do not constitute a return of capital or a long term capital gain (unless you elect otherwise), they will be treated as investment income for purposes of computing the investment interest limitation.

Additional Medicare Contribution Tax

An additional tax of 3.8% generally will be imposed on the “net investment income” of U.S. stockholders who meet certain requirements and are individuals, estates or certain trusts for taxable years beginning after December 31, 2012. Among other items, “net investment income” generally includes gross income from dividends and net gain attributable to the disposition of certain property, such as shares of our common stock. In the case of individuals, this tax will only apply to the extent such individual’s modified adjusted gross income exceeds $200,000 ($250,000 for married couples filing a joint return and surviving spouses, and $125,000 for married individuals filing a separate return). U.S. stockholders should consult their tax advisors regarding the possible applicability of this additional tax in their particular circumstances.

Information Reporting Requirements and Backup Withholding for U.S. Stockholders

As required, we will report to U.S. stockholders of our common stock and to the Internal Revenue Service the amount of distributions made or deemed made during each calendar year and the amount of tax withheld, if any. Under some circumstances, U.S. stockholders may be subject to backup withholding on payments made with respect to, or cash proceeds of a sale or exchange of, our common stock. Backup withholding will apply only if the stockholder:

•	Fails to furnish its taxpayer identification number (which, for an individual, would typically be his or her Social Security number);

•	Furnishes an incorrect taxpayer identification number;

•	Is notified by the Internal Revenue Service that the stockholder has failed to properly report payments of interest or dividends and is subject to backup withholding; or

•	Under some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that the stockholder is subject to backup withholding for failure to report interest and dividend payments or has been notified by the Internal Revenue Service that the stockholder is no longer subject to backup withholding for failure to report those payments.

Backup withholding will not apply with respect to payments made to some stockholders, such as corporations in certain circumstances and tax-exempt organizations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service. U.S. stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Cost Basis Reporting

The Internal Revenue Service has issued final regulations that require us to report the cost basis and gain or loss to a stockholder upon the sale or liquidation of “covered shares.” For purposes of the final regulations, all shares acquired by non-tax exempt stockholders through the Reinvestment Plan will be considered “covered shares” and will be subject to the applicable reporting requirements.

Upon the sale or liquidation of “covered shares,” a broker must report both the cost basis of the shares and the gain or loss recognized on the sale of those shares to the stockholder and to the Internal Revenue Service on Form 1099-B. In addition, stockholders that are S-corporations are no longer exempt from Form 1099-B reporting and shares purchased by an S-corporation are “covered shares” under the final regulations. If we take an organizational action such as a stock split, merger, or acquisition that affects the cost basis of “covered shares,” we will report to each stockholder and to the Internal Revenue Service via our website a description of any such action and the quantitative effect of that action on the cost basis on an information return.

We have elected the first in, first out (FIFO) method as the default for calculating the cost basis and gain or loss upon the sale or liquidation of “covered shares”. A non-tax exempt stockholder may elect a different method of computation until the settlement date of the sold or liquidated shares. We suggest that you consult with your tax advisor to determine the appropriate method of accounting for your investment.

Treatment of Tax-Exempt Stockholders

Tax-exempt entities, including employee pension benefit trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. These entities are subject to taxation, however, on any “unrelated business taxable income” (“UBTI”), as defined in the Code. The Internal Revenue Service has issued a published ruling that distributions from a REIT to a tax-exempt pension trust do not constitute UBTI. Although rulings are merely interpretations of law by the Internal Revenue Service and may be revoked or modified, based on this analysis, indebtedness incurred by us or by our operating partnership in connection with the acquisition of a property should not cause any income derived from the property to be treated as UBTI upon the distribution of those amounts as dividends to a tax-exempt U.S. stockholder of our common stock. A tax-exempt entity that incurs indebtedness to finance its purchase of our common stock, however, will be subject to UBTI under the debt-financed income rules.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) we are required to look through one or more of our pension trust stockholders in order to satisfy the REIT “closely-held” test, and (ii) either (A) one pension trust owns more than 25% of the value of our stock, or (B) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT. Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our common stock.

For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our shares will generally constitute UBTI unless the stockholder in question is able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the UBTI generated. Any such organization that is a prospective stockholder should consult its own tax advisor concerning these set aside and reserve requirements, and regarding the treatment of distributions to such organization.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing U.S. federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders, which we refer to collectively as “Non-U.S. holders,” are complex. The following discussion is intended only as a summary of these rules. Non-U.S. holders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws on an investment in our common stock, including any reporting requirements as well as the tax treatment of the investment under the tax laws of their home country.

Ordinary Dividends

The portion of distributions received by Non-U.S. holders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the Non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30% on any portion of a dividend that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. As required by Internal Revenue Service guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income. In general, Non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the distribution income from a Non-U.S. holder’s investment in our common stock is, or is treated as, effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business, the Non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions, such income must generally be reported on a U.S. income tax return filed by or on behalf of the Non-U.S. holder, and the income may also be subject to the 30% branch profits tax in the case of a Non-U.S. holder that is a corporation.

Non-Dividend Distributions

Unless our common stock constitutes a U.S. real property interest (a “USRPI”), distributions by us which are not distributions out of our earnings and profits will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to distributions. However, the Non-U.S. holder may seek a refund from the Internal Revenue Service of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the stockholder’s basis in shares of our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Distributions

A capital gain distribution will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary distribution from us (see “— Special Tax Considerations for Non-U.S. Stockholders — Ordinary Dividends”), provided that (i) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (ii) the recipient Non-U.S. holder does not own more than 5% of that class of stock at any time during the taxable year in which the capital gain distribution is received. If such requirements are not satisfied, distributions that are sourced from capital gains will be treated as income that is effectively connected with a U.S. trade or business of the Non-U.S. holder without regard to whether the distribution is designated as a capital gain distribution and, in addition, shall be subject to a 35% withholding tax. We do not anticipate our common stock satisfying the “regularly traded” requirement. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a Non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor. Capital gain distributions received by a Non-U.S. holder from a REIT that are not USRPI capital gains are generally not subject to U.S. income tax, but may be subject to withholding tax.

Estate Tax

If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Dispositions of Our Common Stock

Unless our common stock constitutes a USRPI, a sale of our common stock by a Non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our common stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

Even if the foregoing test is not met, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares of common stock is held directly or indirectly by Non-U.S. holders. We currently anticipate that we will be a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, we cannot assure you that we are or will continue to be a domestically controlled REIT. If we were not a domestically controlled REIT, whether a Non-U.S. holder’s sale of our common stock would be subject to tax under FIRPTA as a sale of a USRPI would depend on whether our common stock were “regularly traded” on an established securities market and on the size of the selling stockholder’s interest in us.

In addition, even if we are a domestically controlled REIT, upon disposition of our common stock (subject to the “regularly traded” stock above), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (i) disposes of our common stock within a 30-day period preceding the ex-dividend date of distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (ii) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

If the gain on the sale of shares of common stock were subject to taxation under FIRPTA, a Non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (i) if the non-U.S. holder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain; or (ii) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” (as defined in the Code) in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Information Reporting Requirements and Backup Withholding for Non-U.S. Holders

Non-U.S. holders should consult their tax advisors with regard to U.S. information reporting and backup withholding requirements under the Code. We will provide you with an annual Internal Revenue Service Form 1042-S, if required, by March 15 following the end of our fiscal year.

Statement of Share Ownership

We are required to demand annual written statements from the record holders of designated percentages of our common stock disclosing the actual owners of the shares of common stock. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares of common stock is required to include specified information relating to his or her shares of common stock in his or her federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our federal income tax return, permanent records showing the information we have received about the actual ownership of our common stock and a list of those Persons failing or refusing to comply with our demand.

Federal Income Tax Aspects of the Operating Partnership

The following discussion summarizes certain federal income tax considerations applicable to our investment in the operating partnership. This discussion applies only if, and during the period that, the operating partnership is treated as a partnership instead of a disregarded entity for federal income tax purposes. During the period that (i) we own 100% of the general and limited partnership interests in the operating partnership, either directly or indirectly through CHP GP, LLC and (ii) CHP GP, LLC has not elected to be taxed as a corporation for federal income tax purposes, the operating partnership will be disregarded as an entity separate from us for federal income tax purposes, and all of the operating partnership’s assets, liabilities and activities will be treated as our assets, liabilities and activities for federal income tax purposes. We do not know if or when additional interests in the operating partnership will be issued to a third party in a manner that would cause the operating partnership to cease being treated as a disregarded entity for federal income tax purposes. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership

We will be entitled to include in our income a distributive share of the operating partnership’s income and to deduct our distributive share of the operating partnership’s losses only if the operating partnership is classified for federal income tax purposes as a partnership, rather than as a corporation or an association taxable as a corporation. Under applicable Treasury Regulations (the “Check-the-Box-Regulations”), an unincorporated domestic entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If the entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The operating partnership intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the Check-the-Box-Regulations.

Even though the operating partnership will not elect to be treated as an association for U.S. federal income tax purposes, it may be taxed as a corporation if it is deemed to be a “publicly traded partnership.” A “publicly traded partnership” is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under applicable Treasury Regulations (the “PTP Regulations”), limited safe harbors from the definition of a publicly traded partnership are provided. Pursuant to one of those safe harbors (the “Private Placement Exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that were not required to be registered under the Securities Act, and

(ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (including a partnership, grantor trust or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s direct or indirect interest in the partnership, and (ii) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100 partner limitation. We and the operating partnership believe and currently intend to take the position that the operating partnership should not be classified as a publicly traded partnership because (i) operating partnership units are not traded on an established securities market, and (ii) operating partnership units should not be considered readily tradable on a secondary market or the substantial equivalent thereof. In addition, the operating partnership presently qualifies for the Private Placement Exclusion.

Even if the operating partnership were considered a publicly traded partnership under the PTP Regulations, the operating partnership should not be treated as a corporation for U.S. federal income tax purposes as long as 90% or more of its gross income consists of “qualifying income” under section 7704(d) of the Code. In general, “qualifying income” includes interest, dividends, real property rents (as defined by section 856 of the Code) and gain from the sale or disposition of real property. If the operating partnership were characterized as a publicly traded partnership even if it were not taxable as a corporation because of the qualifying income exception, however, holders of operating partnership units would be subject to special rules under section 469 of the Code. Under such rules, each holder of operating partnership units would be required to treat any loss derived from the operating partnership separately from any income or loss derived from any other publicly traded partnership, as well as from income or loss derived from other passive activities. In such case, any net losses or credits attributable to the operating partnership which are carried forward may only be offset against future income of the operating partnership. Moreover, unlike other passive activity losses, suspended losses attributable to the operating partnership would only be allowed upon the complete disposition of the operating partnership unit holder’s entire interest in the operating partnership.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the operating partnership will be classified as a partnership for federal income tax purposes.

If for any reason the operating partnership were taxable as a corporation, rather than a partnership, for federal income tax purposes, we would not be able to qualify as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See “— Requirements for Qualification as a REIT — Organizational Requirements” and “Requirements for Qualification as a REIT—Operational Requirements—Asset Tests” above for discussion of the effect of the failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the operating partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of the operating partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. The operating partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute distributions that would not be deductible in computing the operating partnership’s taxable income.

Income Taxation of the Operating Partnership and Its Partner, Not the Operating Partnership, Subject to Tax

A partnership is not a taxable entity for federal income tax purposes. As a partner in the operating partnership, we will be required to take into account our allocable share of the operating partnership’s income, gains, losses, deductions and credits for any taxable year of the operating partnership ending within or with our taxable year, without regard to whether we have received or will receive any distributions from the operating partnership.

Operating Partnership Allocations

Although a partnership agreement generally determines the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner’s interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties

Pursuant to section 704(c) of the Code, income, gain, loss and deduction with respect to property that is contributed to a partnership in exchange for an interest in the partnership must, for federal income tax purposes, be shared among the partners to take account of the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a reasonable method for allocating items subject to section 704(c) of the Code, and several reasonable allocation methods are described therein.

Under the operating partnership agreement, subject to exceptions applicable to limited partnership interests, depreciation or amortization deductions of the operating partnership generally is allocated among the partners in accordance with their respective interests in the operating partnership, except to the extent that the operating partnership is required under section 704(c) of the Code to use a different method for allocating depreciation deductions attributable to its properties. In addition, gain or loss on the sale of a property that has been contributed to the operating partnership will be specially allocated to the contributing partner to the extent of any built-in gain or loss with respect to the property for federal income tax purposes. It is possible that we may (i) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution and (ii) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased such properties for cash.

Basis in Operating Partnership Interest

The adjusted tax basis of our partnership interest in the operating partnership generally is equal to the amount of cash and the basis of any other property contributed to the operating partnership by us, (i) increased by (A) our allocable share of the operating partnership’s income and (B) our allocable share of indebtedness of the operating partnership, and (ii) reduced, but not below zero, by (A) our allocable share of the operating partnership’s loss and (B) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of the operating partnership. If the allocation of our distributive share of the operating partnership’s loss would reduce the adjusted tax basis of our partnership interest in the operating partnership below zero, the recognition of the loss will be deferred until such time as the recognition of the loss would not reduce our adjusted tax basis below zero. If a distribution from the operating partnership or a reduction in our share of the operating partnership’s liabilities would reduce our adjusted tax basis below zero, that distribution, including a constructive distribution, will constitute taxable income to us. The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in the operating partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.

Depreciation Deductions Available to the Operating Partnership

The operating partnership uses a portion of contributions we make from Net Offering Proceeds to acquire interests in properties and securities. To the extent that the operating partnership acquires properties or securities for cash, the operating partnership’s initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by the operating partnership. The operating partnership depreciates each depreciable property for federal income tax purposes under the alternative depreciation system of depreciation (“ADS”). Under ADS, the operating partnership generally depreciates buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention and will depreciate furnishings and equipment over a 10-year recovery period using a straight-line method and a half-year convention. To the extent that properties are contributed to the operating partnership in exchange for units of the operating partnership, the operating partnership’s initial basis in each such property for federal income tax purposes should be the same as the transferor’s basis in that property on the date of contribution to the operating partnership. Although the law is not entirely clear, the operating partnership generally depreciates such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors.

Sale of the Operating Partnership’s Property

Generally, any gain realized by the operating partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Our share of any gain realized by the operating partnership on the sale of any property held by the operating partnership as inventory or other property held primarily for sale to customers in the ordinary course of the operating partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% tax. We, however, do not presently intend to acquire or hold or allow the operating partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the operating partnership’s trade or business.

Other Tax Considerations

Payments to Certain Foreign Financial Entities and Other Foreign Entities

Withholding tax at a rate of 30% will be imposed on certain payments to you or certain foreign financial institutions (including investment funds) and other non-U.S. entities receiving payments on your behalf, including distributions in respect of shares of our stock and gross proceeds from the sale of shares of our stock, if you or such institutions fail to comply with certain due diligence and other reporting rules as set forth in the recently issues Treasury regulations. Accordingly, the entity through which shares of our stock are held will affect the determination of whether such withholding is required. Withholding currently applies to payments of dividends and will apply to payments of gross proceeds from a sale of shares of our stock made after December 31, 2016. Stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the Internal Revenue Service to obtain the benefit of such exemption or reduction. Additional requirements and conditions may be imposed pursuant to an intergovernmental agreement, if and when entered into, between the United States and such institution’s home jurisdiction. We will not pay any additional amounts to any stockholders in respect of any amounts withheld. You are encouraged to consult with your tax advisor regarding U.S. withholding taxes and the application of the recently issued Treasury regulations in light of your particular circumstances.

Legislative or Other Actions Affecting REITs

Current and prospective holders of our stock should recognize the present federal income tax treatment of an investment in our stock may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. To the extent that we or our subsidiaries own assets, directly or indirectly, or conduct operations in foreign jurisdictions, we may be subject to foreign tax systems. Our favorable tax treatment in the United States as a REIT may not be recognized by foreign jurisdictions where we may be treated as a foreign corporation or other type of entity subject to a variety of taxes, such as income, corporate, trade, local and capital taxes, and distributions from such operations may be subject to withholding both as to dividends and interest paid to us.

Although we will seek to reduce the foreign taxes payable on foreign operations, it is unlikely that we will be able to mitigate totally such taxes, which could be significant. To the extent we incur such foreign taxes; we will receive reduced amounts from foreign operations and will have less cash available for distribution to our stockholders. Further, the foreign taxes cannot be passed through to our stockholders as a foreign tax credit and we cannot generally make effective use of foreign tax credits. As a result, we expect that neither we nor our stockholders will be able to reduce U.S. tax liability on account of our payment of foreign taxes. Accordingly, foreign taxes would impact our operations as an additional cost.

Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

PLAN OF DISTRIBUTION

We are offering up to a maximum of 20,000,000 shares to our current stockholders through our Reinvestment Plan. The shares are being offered initially at a price of $10.06 per share, and we have no basis for estimating the number of shares that will be sold. We will not pay any selling commissions or dealer manager fees in connection with the sale of shares pursuant to the Reinvestment Plan; provided, however, in the event, if ever, the reinvestment agent purchases shares of our common stock in the open market through a registered broker-dealer in connection with the reinvestments of distributions, each participant’s distributions would be reduced by his or her prorata share of any brokerage commissions charged by the broker-dealer.

LEGAL MATTERS

The legality of our shares of our common stock being offered hereby has been passed upon for us by Arnold & Porter LLP. Arnold & Porter LLP serves as securities and tax counsel to us, our Advisor and certain affiliates. Members of the firm of Arnold & Porter LLP may invest in our common stock but are not expected to hold any substantial interest in us.

EXPERTS

The financial statements of CNL Healthcare Properties, Inc. are incorporated in this prospectus by reference to the Annual Report on Form 10-K of CNL Healthcare Properties, Inc. for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Mountain West Retirement Communities (Twelve Communities) as of December 31, 2012, 2011 and 2010, and for the years ended December 31, 2012, 2011 and 2010, included in CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated December 2, 2013, filed February 11, 2014, and the combined financial statements of Mountain West Retirement Communities (Five Communities) as of December 31, 2013, 2012 and 2011, and for the years ended December 31, 2013, 2012 and 2011, included in CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated February 3, 2014, filed April 4, 2014, and incorporated by reference in this post-effective amendment to the Registration Statement have been audited by Mack, Roberts & Co., LLC, independent auditors, as set forth in their reports incorporated herein by reference, and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined statements of revenues and certain expenses of Southeast Medical Office Properties (nine properties) for the year ended December 31, 2013, and the related notes to the financial statements included in CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated December 22, 2014, filed February 27, 2015 and the statements of revenues and certain expenses of Southeast Medical Office Properties – UT Cancer Institute Building (one property) for the year ended December 31, 2014, and the related notes to the financial statements included in CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated February 20, 2015, filed April 13, 2015, and incorporated by reference in this post-effective amendment to the Registration Statement have been audited by AGH, LLC, independent auditors, as set forth in their reports incorporated herein by reference, and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to various documents we have filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. Any reports filed by us with the Commission after the date of this prospectus and before the date that this offering is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference the following documents that we have previously filed with the Commission, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with Commission rules:

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 27, 2015

•	Quarterly Report on Form 10 Q for the quarter ended March 31, 2015, filed on May 13, 2015

•	Quarterly Report on Form 10 Q for the quarter ended June 30, 2015, filed on August 13, 2015

•	Current Report on Form 8-K dated January 9, 2015, filed on January 15, 2015

•	Current Report on Form 8-K dated January 30, 2015, filed on February 2, 2015

•	Current Report on Form 8-K dated February 13, 2015, filed on February 26, 2015

•	Current Report on Form 8-K/A dated December 22, 2015, filed on February 27, 2015

•	Current Report on Form 8-K dated March 27, 2015, filed on March 31, 2015

•	Current Report on Form 8-K/A dated February 20, 2015, filed on April 13, 2015

•	Current Report on Form 8-K dated May 22, 2015, filed on May 22, 2015

•	Current Report on Form 8-K dated June 19, 2015, filed on June 22, 2015

•	Current Report on Form 8-K dated June 24, 2015, filed on June 24, 2015

•	Current Report on Form 8-K dated August 6, 2015, filed on August 6, 2015

•	Current Report on Form 8-K dated September 30, 2015, filed on September 30, 2015

The description of our common stock contained in Pre-Effective Amendment No. 2 to our Registration Statement on Form S-11 (Registration No. 333-196108) filed with the Commission on January 21, 2015.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus. Upon request we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus, but have not delivered to investors. To receive a free copy of those documents, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to:

CNL Healthcare Properties, Inc.

430 W. 7th Street, Suite 219001

Kansas City, Missouri 64105-1407

(866) 650-0650, option 3

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirement of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Commission. We furnish our stockholders by mail (or, where permitted, by electronic delivery and notification) with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission located at 100 F Street, NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. Copies of such materials can be obtained from the Public Reference Section of the Commission at prescribed rates. Such materials, except for the annual report, may also be accessed electronically by the public on the Commission’s website accessible via the internet at sec.gov and through our website at cnlhealthcareproperties.com. Unless specifically listed above in “Incorporation of Certain Information by Reference,” the information contained on the Commission website is not intended to be incorporated by reference into this prospectus.

We have filed with the Commission, under the Securities Act, Post-Effective Amendment No. 4 to Form S-11 on Form S-3, of which the prospectus forms a part. The registration statement contains additional information about us and this offering. You can inspect or access electronically the registration statement and exhibits by the means described in the paragraph above.

INDEX TO PRO FORMA FINANCIAL STATEMENTS

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

Page
Unaudited Pro Forma Condensed Consolidated Financial Information:

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 2015	F-2

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-3

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following unaudited pro forma condensed consolidated financial statement has been prepared to provide pro forma information with regards to certain real estate acquisitions, financing transactions and dispositions, as applicable.

The accompanying unaudited pro forma condensed consolidated statement of operations of CNL Healthcare Properties and subsidiaries (collectively, the “Company”) is presented for the six months ended June 30, 2015 (the “Pro Forma Period”), and include certain pro forma adjustments to illustrate the estimated effect of the Company’s acquisition of UT Cancer Institute Building described in Note 2. “Pro Forma Transaction” as if it had occurred on January 1, 2014.

This pro forma financial information is presented for informational purposes only and does not purport to be indicative of the Company’s financial results as if the transactions reflected herein had occurred on the date or been in effect during the period indicated. This pro forma financial information should not be viewed as indicative of the Company’s financial results in the future and should be read in conjunction with the Company’s financial statements as filed on Form 10-Q for the six months ended June 30, 2015.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2015

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	CNL Healthcare Properties, Inc. Historical	UT Cancer Institute Building Historical (1)	UT Cancer Institute Building Pro Forma Adjustments		CNL Healthcare Properties, Inc. Pro Forma
Revenues:
Rental income from operating leases	$43,871	$184	$132	(a)	$44,187
Resident fees and services	81,757	—	—		81,757
Tenant reimbursement income	6,881	55	38	(a)	6,974

Total revenues	132,509	239	170		132,918

Expenses:
Property operating expenses	65,165	78	101	(a)	65,344
General and administrative	4,584	—	—		4,584
Acquisition fees and expenses	6,866	—	(681	)(b)	6,185
Asset management fees	8,341	—	47	(c)	8,505
			117	(d)
Property management fees	6,616	6	12	(c)	6,634
Contingent purchase price consideration adjustment	(321)	—	—		(321)
Loss on lease terminations	863	—	—		863
Impairment provision	4,661	—	—		4,661
Depreciation and amortization	47,293	—	190	(e)	47,483

Total expenses	144,068	84	(214)		143,938
Operating income (loss)	(11,559)	155	384		(11,020)

Other income (expense):
Interest and other income	110	—	—		110
Interest expense and loan cost amortization	(19,379)	—	—		(19,379)
Equity in loss of unconsolidated entities	(505)	—	—		(505)

Total other expense	(19,774)	—	—		(19,774)

Net income (loss) before income taxes	(31,333)	155	384		(30,794)
Income tax expense	(86)	—	—		(86)

Net income (loss)	$(31,419)	$155	$384		$(30,880)
Net loss attributable to noncontrolling interests	(10)	—	—		(10)

Net income (loss) attributable to common stockholders	$(31,409)	$155	$384		$(30,870)

Loss per share of common stock (basic and diluted)	$(0.23)				$(0.22)

Weighted average number of shares of common stock outstanding (basic and diluted) (f)	139,114				139,114

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2015

1.	Basis of Presentation

The accompanying unaudited pro forma condensed consolidated statement of operations of the Company is presented for the Pro Forma Period and includes certain pro forma adjustments to illustrate the estimated effect of the Company’s UT Cancer Institute Building acquisition, described in Note 2. “Pro Forma Transaction” as if such event had occurred on January 1, 2014. The amounts included in the historical columns represent the Company’s, or its acquiree’s, historical operating results for the Pro Forma Period.

The accompanying pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X and does not include all of the information and note disclosures required by generally accepted accounting principles of the United States (“GAAP”). Pro forma financial information is intended to provide information about the continuing impact of a transaction by showing how a specific transaction or group of transactions might have affected historical consolidated financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgmental estimates of how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma financial information does not include information about the possible or expected impact of current actions taken by management in response to the pro forma transaction, as if management’s actions were carried out in previous reporting periods.

This pro forma financial information is presented for informational purposes only and does not purport to be indicative of the Company’s financial results or financial position as if the transactions reflected herein had occurred, or been in effect during the Pro Forma Period. In addition, this pro forma financial information should not be viewed as indicative of the Company’s expected financial results for future periods.

2.	Pro Forma Transaction

UT Cancer Institute Building

On February 20, 2015, the Company acquired a leasehold interest in a medical office building for a purchase price of approximately $33.7 million, which was funded with proceeds from the Company’s Offering. The UT Cancer Institute Building features approximately 0.1 million of rentable square feet and will be managed by a third-party property manager. The Company will pay the property manager a fee equal to 3.5% of the monthly collected gross revenues and will reimburse the property manager for operating expenses incurred that are consistent with the annual business plan.

The following summarizes the allocation of the purchase price for the UT Cancer Institute Building and the estimated fair values of the assets acquired (in thousands):

Land	$—
Land improvements	421
Building and building improvements	27,621
Lease intangibles	6,039
Other liabilities	(421)

Net assets acquired	$33,660

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2015

3.	Related Party Transactions

Pursuant to the Company’s advisory agreement, CNL Healthcare Corp. (the “Advisor”) receives investment services fees equal to 1.85% of the purchase price of properties for services rendered in connection with the selection, evaluation, structure and purchase of assets. In connection with the acquisition, described in Note 2. “Pro Forma Transaction,” the Company incurred approximately $0.6 million in investment services fees payable to the Advisor. In addition, the Advisor is entitled to receive a monthly asset management fee of 0.08334% of the real estate asset value (as defined in the agreement).

Pursuant to a master property management agreement, CNL Healthcare Manager Corp. (the “Property Manager”) receives property management fees of approximately 2% to 5% of gross revenues for management of the Company’s single tenant properties and an oversight fee equal to 1% of gross revenues for properties managed by a third-party property manager.

Pursuant to the Company’s Advisor expense support agreement, the Advisor has agreed to accept certain payments in the form of forfeitable restricted common stock of the Company in lieu of cash for asset management fees and specified expenses owed by the Company to the Advisor under the advisory agreement.

Commencing on April 1, 2013, the Advisor shall provide expense support to the Company through forgoing the payment of fees in cash and acceptance of restricted stock for services rendered and specified expenses incurred in an amount equal to the positive excess, if any, of (a) aggregate stockholder cash distributions declared for the applicable quarter, over (b) the Company’s aggregate modified funds from operations (as defined in the Advisor expense support agreement). During the six months ended June 30, 2015, the Company received approximately $1.4 million of expense support from the Advisor as result of cash distributions exceeding modified funds from operations for the period.

4.	Adjustments to Pro Forma Consolidated Statement of Operations

The historical amounts presented in the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2015 were derived as follows:

(1)	The UT Cancer Institute Building historical amounts represent the unaudited historical amounts for the period ended January 31, 2015 presented on Page 9 of Form 8-K/A filed April 13, 2015.

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2015

4.	Adjustments to Pro Forma Consolidated Statement of Operations (continued)

The following adjustments to the unaudited pro forma condensed consolidated statement of operations represent adjustments needed to present the Company’s results of operations as if the Company’s acquisition, described in Note 2, had occurred on January 1, 2014:

(a)	Represents the estimated pro forma adjustments related to the UT Cancer Institute Building for the three months ended March 31, 2015, which were derived from the unaudited historical amounts included on page F-9 of Form 8-K/A filed on April 13, 2015, offset by the reversal of actual amounts recorded in the Company’s historical results of operations for the Pro Forma Period:

	Pro Forma Adjustments (in thousands)
Financial Statement Line Item	Pro Forma Six Months Ended March 31, 2015	Reversal of Amounts Recorded	Pro Forma Six Months Ended March 31, 2015
Rental income from operating leases	$378	$(246)	$132

Tenant reimbursement income	$111	$(73)	$38

Property operating expenses	$165	$(64)	$101

(b)	Represents the reversal of historical acquisition fees and expenses, including investment services fees to the Advisor incurred during the Pro Forma Period, that are nonrecurring charges directly related to the pro forma transaction described in Note 2.
(c)	Represents the estimated pro forma adjustment for asset management fees due to the Advisor and property management fees due to the Property Manager, as described in Note 3, related to the UT Cancer Institute Building for the Pro Forma Period offset by the reversal of actual amounts recorded in the Company’s historical results of operations for the Pro Forma Period:

	Pro Forma Adjustments (in thousands)
Financial Statement Line Item	Pro Forma Six Months Ended March 31, 2015	Reversal of Amounts Recorded	Pro Forma Six Months Ended March 31, 2015
Asset management fee	$84	$(37)	$47

Property management fee	$25	$(13)	$12

CNL HEALTHCARE PROPERTIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2015

4.	Adjustments to Pro Forma Consolidated Statement of Operations (continued)

(d)	Reversal of expense support received by the Company from its Advisor for the three months ended March 31, 2015 as a result of the pro forma adjustments providing the Company with additional modified funds for the Pro Forma Period.

(e)	Depreciation and amortization is computed using the straight-line method of accounting over the estimated useful lives of the related assets. The pro forma adjustments represent the estimated additional expenses as if the assets had been owned during the entire Pro Forma Period net of any actual depreciation or amortization recognized in the Company’s historical results of operations.

Pro Forma Adjustments (in thousands)
	Estimated	Three Months Ended
Asset Classes	Useful Life	March 31, 2015
Land	n/a	$—
Land improvements	15 years	7
Building and building improvements	39 years	177
In-place lease intangibles	2.5 years	101
Less: Actual depreciation and amortization expense recorded in historical financial statements		(95)

Total		$190

(f)	For purposes of determining the historical weighted average number of shares of common stock outstanding, stock distributions issued and paid through the date of this filing are treated as if they were issued at the beginning of the periods presented. No additional shares were required to be issued as a result of the acquired property.

APPENDIX A

ENROLLMENT FORM

	Return via Standard Mail CNL Healthcare Properties, Inc. PO Box 219001 Kansas City, MO 64121-9001	Return via Overnight Delivery CNL Healthcare Properties, Inc. 430 W. 7th Street, Ste. 219001 Kansas City, MO 64105-1407	CNL Client Services Toll-Free (866) 650-0650 Fax (877) 694-1116
Distribution Reinvestment Plan
Enrollment Form

one	Investor Information

Thank you for your interest in the CNL Healthcare Properties, Inc. Distribution Reinvestment Plan (“Reinvestment Plan”). We are pleased to offer this distribution option to our stockholders for their investment portfolios. In order to become a participant in the Reinvestment Plan, please complete this form and return it to the address indicated above. This form will not be accepted by CNL Healthcare Properties, Inc. and DST Systems, Inc. (the “Reinvestment Agent”), unless it is completed in its entirety.

By signing below, the registered stockholder(s) submitting this form appoint(s) the Reinvestment Agent as its agent under the terms of the Reinvestment Plan and certifies that the information contained herein is true and correct as of the date of this form. In addition, by signing below, the undersigned hereby certifies to CNL Healthcare Properties, Inc. and the Reinvestment Agent that the undersigned (i) has received the current prospectus for CNL Healthcare Properties, Inc. and agrees to abide by the provisions of the Reinvestment Plan; (ii) meets the suitability requirements as stated in the current prospectus for CNL Healthcare Properties, Inc.; and (iii) has provided true and correct information as of the date of signature. The stockholder further agrees to notify CNL Healthcare Properties, Inc. in the event that there is a material change in his or her financial condition such that the stockholder no longer meets the current suitability requirements or if any representation under this form becomes inaccurate.

Print registration name(s) exactly as it appears on your account.	Name of Investor/Trustee		Social Security or Tax ID Number

	Number Name of Co-Investor/Trustee (if applicable)		Social Security or Tax ID

Number Mailing Address

	City	State	Zip Code

two	Financial Advisor or Investor Representative

Name of Participating Broker-Dealer or Financial Institution

Name of Financial Advisor/Investor Representative

three	Ownership Type

Select one.	☐ Individual ☐ Joint (all parties must sign) ☐ IRA ☐ Trust ☐ Other*

* Ownership Type

four	Authorized Signatures

Sign exactly as your account is registered.	Signature of Investor/Trustee		Date

	Signature of Co-Investor/Trustee		Date

THIS FORM MUST BE RECEIVED 30 DAYS PRIOR TO THE END OF THE QUARTER Revised 10-02-2015 Page 1 of 1
A-1

APPENDIX B

FORM OF AMENDED AND RESTATED

DISTRIBUTION REINVESTMENT PLAN

FORM OF AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

CNL HEALTHCARE PROPERTIES, INC., a Maryland corporation (the “Company”), pursuant to its Articles of Incorporation as amended and restated, adopted this Amended and Restated Distribution Reinvestment Plan (the “Reinvestment Plan”) on the terms and subject to the conditions set forth below.

1. Reinvestment of Distributions. DST Systems, Inc., the reinvestment agent (the “Reinvestment Agent”) for participants (the “Participants”) in the Reinvestment Plan, will receive the cash distributions made by the Company with respect to shares of common stock of the Company (the “Shares”) owned by each Participant and enrolled in the Reinvestment Plan (collectively, the “Distributions”). The Reinvestment Agent will apply such Distributions on behalf of the Participants as follows:

(a) Prior to the listing of the Shares on a national securities exchange, an over-the-counter market or a national market system (collectively, a “Listing”), the Reinvestment Agent will invest Distributions in Shares acquired from the Company pursuant to a registration statement relating to the Reinvestment Plan at a price not less than 95% of the fair market value of the Shares at the time of the reinvestment, as such price is determined from time to time by the board of directors of the Company.

(b) Upon Listing, the Reinvestment Agent may purchase Shares either through the exchange, over-the-counter market or market system on which the Shares are Listed, or directly from the Company pursuant to a registration statement relating to the Reinvestment Plan; and in the event that:

(i) the Reinvestment Agent purchases Shares on an exchange, over-the-counter market or market system through a registered broker-dealer, the Shares shall be purchased at the then-prevailing market price for the Shares on the date of purchase by the Reinvestment Agent, and the amount of Distributions to be reinvested shall be reduced by any brokerage commissions charged by the broker-dealer; or

(ii) the Reinvestment Agent purchases Shares directly from the Company pursuant to a registration statement relating to the Reinvestment Plan, the Shares shall be purchased at the price disclosed in the registration statement.

(c) In the event of a subsequent determination that the purchase price for Shares under the Reinvestment Plan represented or will represent a discount in excess of 5% of the fair market value per share at the time of the reinvestment on behalf of any particular Participant, the portion of the Shares issued or to be issued under the Reinvestment Plan representing the excess amount may be voided, ab initio, to the extent it could adversely affect the Company’s ability to qualify as a real estate investment trust, and/or, at the Company’s option, the participation of such Participant in the Reinvestment Plan may be terminated, in which event any current and future Distributions earned would be paid to the then former Participant in lieu of reinvestment into Shares.

(d) For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each calendar quarter the Distributions received by the Reinvestment Agent on behalf of such Participant. The Reinvestment Agent will use the aggregate amount of Distributions to all Participants for each calendar quarter to purchase Shares for the Participants. Distributions shall be invested by the Reinvestment Agent in Shares promptly following the payment date with respect to such Distributions, to the extent Shares are available. If sufficient Shares are not available, the excess Distributions shall be invested on behalf of the Participants in one or more interest-bearing accounts in a commercial bank approved by the Company which is located in the continental United States and has assets of at least $100,000,000, until Shares are available for purchase, provided that any Distributions that have not been invested in Shares within 30 days after such Distributions are made by the Company shall be returned to Participants. Any interest earned on distributions will be paid to the Company to defray costs relating to the Reinvestment Plan.

The purchased Shares will be allocated among the Participants based on the portion of the aggregate Distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company.

(e) The allocation of Shares among Participants may result in the ownership of fractional Shares.

(f) Distributions attributable to Shares purchased on behalf of the Participants pursuant to the Reinvestment Plan will be reinvested in additional Shares in accordance with the terms hereof.

(g) No certificates will be issued to a Participant for Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Participants in the Reinvestment Plan will receive statements of account in accordance with Section 6, below.

2. Election to Participate. Any stockholder who has received a prospectus, either solely for the Reinvestment Plan, or for the then-current offering, if any, may elect to participate in and purchase Shares through the Reinvestment Plan at any time by completing and executing an enrollment form, or a subscription agreement, as applicable (hereinafter, an “Election Notice”). Participation in the Reinvestment Plan will commence with the next Distribution paid after receipt of the Participant’s Election Notice, provided the Election Notice is received at least 30 days prior to the end of the calendar quarter. Subject to the preceding sentence, a stockholder will become a Participant in the Reinvestment Plan effective as of the first day of the calendar quarter in which the stockholder submits an Election Notice; and the election to participate in the Reinvestment Plan will apply to Distributions attributable to such calendar quarter, and to all calendar quarters thereafter. A Participant who has terminated his or her participation in the Reinvestment Plan pursuant to Section 10 hereof will be allowed to participate in the Reinvestment Plan again, upon receipt of a then-current prospectus relating to the Reinvestment Plan, which contains, at a minimum, the following: (i) the minimum investment amount, (ii) the type or source of proceeds which may be invested, and (iii) the tax consequences of the reinvestment to the Participant, by notifying the Reinvestment Agent and completing any required election forms.

3. Distribution of Funds. In making purchases for Participants’ accounts, the Reinvestment Agent may commingle Distributions attributable to Shares owned by Participants in the Reinvestment Plan.

4. Absence of Liability. Neither the Company nor the Reinvestment Agent shall have any responsibility or liability as to the value of the Company’s Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Distributions are invested. Neither the Company nor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Reinvestment Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 30 days from the date of receipt of such notice, and (b) with respect to the time and the prices at which Shares are purchased for a Participant. Notwithstanding the foregoing, liability under the federal securities laws cannot be waived. Similarly, the Company and the Reinvestment Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

5. Suitability.

(a) Each Participant shall notify the Reinvestment Agent in the event that, at any time during his or her participation in the Reinvestment Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares.

(b) For purposes of this Section 5, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s then-current prospectus, as supplemented, for the offering of Shares under this Reinvestment Plan.

6. Reports to Participants. At the end of each quarter, but in no event later than 30 days after the end of each calendar quarter, the Reinvestment Agent will mail and/or make electronically available to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased on behalf of Participant pursuant to the Reinvestment Plan during the quarter, and the per Share purchase price for such Shares. Tax information for income earned on Shares under the Reinvestment Plan will be provided to each Participant by the Company or the Reinvestment Agent at least annually.

7. Administrative Charges and Reinvestment Plan Expenses. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. Any interest earned on Distributions will be paid to the Company to defray costs relating to the Reinvestment Plan. In the event that proceeds from the sale of Shares pursuant to the Reinvestment Plan are used to acquire properties or to invest in loans or other permitted investments, the Company will pay its advisor and other affiliates certain fees and expense reimbursements in accordance with applicable agreements between the parties, as approved by the Company’s board of directors, including a majority of the Company’s independent directors. In addition, the Company will pay all costs in connection with offering Shares pursuant to the Reinvestment Plan. CNL Securities Corp. will assist in administering the Reinvestment Plan, however, no selling commissions or marketing support fees will be paid by the Company in connection with Shares issued pursuant to this Reinvestment Plan.

8. No Drawing. No Participant shall have any right to draw checks or drafts against his or her account or to give instructions to the Company or the Reinvestment Agent except as expressly provided herein.

9. Taxes. Taxable Participants may incur a tax liability for Distributions made with respect to such Participant’s Shares, even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Reinvestment Plan. Such Participants will be treated as if they have received the Distributions from the Company and then applied such Distributions to the purchase of Shares in the Reinvestment Plan. In addition, with respect to any Shares purchased through the Reinvestment Plan at a discount to their fair market value, such Participants will be treated as receiving an additional Distribution equal to, and may incur a tax liability with respect to, the amount of such discount.

10. Termination.

(a) A Participant may terminate his or her participation in the Reinvestment Plan at any time by written notice to the Company. To be effective for any Distribution, such notice must be received by the Company at least 30 days prior to the last day of the calendar quarter to which such Distribution relates.

(b) The Company or the Reinvestment Agent may terminate an individual Participant’s participation in the Reinvestment Plan immediately in accordance with Section 1(c) hereof, and such Participant shall be provided prompt notice thereof in accordance with Section 11.

(c) The Company may terminate or suspend the Reinvestment Plan at any time (i) by mailing an appropriate notice at least 15 days prior to the effective date thereof to each Participant in accordance with Section 11 hereof, or (ii) by disclosure in the Company’s current, quarterly or annual report filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), not less than 15 days prior to the effective date of the termination or suspension of the Reinvestment Plan.

(d) After termination or suspension of the Reinvestment Plan, or the termination of a Participant’s participation in the Reinvestment Plan, the Reinvestment Agent will send to each Participant (i) a statement of account in accordance with Section 6 hereof, and (ii) a remittance for the amount of any Distributions in the Participant’s account that have not been reinvested in Shares. The record books of the Company will be revised to reflect the ownership of record of the Participant’s whole and fractional Shares. Any future Distributions made after the effective date of a termination or suspension will be sent directly to the former Participant or to such other party as the Participant has designated pursuant to an authorization form or other documentation satisfactory to the Company.

11. Notice. Any notice or other communication required or permitted to be given by any provision of this Reinvestment Plan shall be in writing and addressed to CNL Healthcare Properties Inc., c/o DST Systems, Inc., 430 W. 7th Street, Suite 219001, Kansas City, Missouri 64105, if to the Reinvestment Agent, or to such other addresses as may be specified by written notice to all Participants. Except as otherwise provided in Section 10(c), notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

12. Amendment. The terms and conditions of this Reinvestment Plan may be amended, renewed, extended or supplemented (collectively, an “Amendment”) by an agreement between the Reinvestment Agent and the Company at any time, including but not limited to, an amendment to the Reinvestment Plan to add a voluntary cash contribution feature, to substitute a new Reinvestment Agent to act as agent for the Participants or to increase the administrative charge payable to the Reinvestment Agent, (i) by mailing an appropriate notice at least 15 days prior to the effective date thereof to each Participant in accordance with Section 11 hereof, or (ii) by disclosure in the Company’s current, quarterly or annual report filed under the Exchange Act, at least 15 days prior to the effective date of such Amendment; provided, that any such Amendment must be approved by a majority of the Independent Directors of the Company, until Listing, and by any necessary regulatory authority. Such Amendment shall be deemed conclusively accepted by each Participant, except those Participants from whom the Company receives written notice of termination of participation in the Reinvestment Plan prior to the effective date of the Amendment.

13. Governing Law. THIS REINVESTMENT PLAN AND A PARTICIPANT’S ELECTION TO PARTICIPATE IN THE REINVESTMENT PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 13.

PART II

Information Not Required in This Prospectus

ITEM 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses in connection with the issuance and distribution of the common stock being registered by CNL Healthcare Properties, Inc. (the “Registrant”), all of which will be paid by the Registrant. All amounts are estimated except the SEC registration fee.

SEC registration fee	$21,308.00	(1)
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$40,000.00
Blue Sky fees and expenses	$10,000.00
Printing and mailing expenses	$56,000.00
Miscellaneous	$5,000.00

Total	$142,308.000

(1)	Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, all securities registered pursuant to this registration statement on Form S-11 (File No. 333-196108), declared effective on February 2, 2015 (this “Registration Statement”), are unsold securities previously registered for sale pursuant to the Registrant’s registration statement on Form S-11 (File No. 333-168129), which was initially filed by the registrant on July 15, 2010 (the “Prior Registration Statement”). The Prior Registration Statement registered securities for sale with a maximum offering price of $3,000,000,000; of such amount, $1,000,000,000 was carried forward to this Registration Statement. The Registrant paid filing fees of $213,900 in connection with the Prior Registration Statement. Accordingly, there were no registration filings fees due with respect to the securities registered on this Registration Statement. The SEC registration filing fee in the table, above, represents the portion of the filing fees the Registrant paid in connection with the Prior Registration Statement attributable to the remaining 20,000,000 unsold shares in the Company’s Post-Effective Amendment No. 4 to this Registration Statement on Form S-11 on Form S-3, pursuant to which the registrant is amending the Registration Statement to make it a distribution reinvestment plan only registration statement.

ITEM 15.	Indemnification of Directors and Officers.

Pursuant to the Company’s charter, subject to the conditions set forth under Maryland law, no director or officer of the Company shall be liable to the Company or its stockholders for money or other damages. The Company is required to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) its present and former directors and officers, (b) any individual who, while a director or officer and at the Company’s request, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise, and (c) its advisor or any of the advisor’s affiliates or directors or employees acting as the Company’s agent. Notwithstanding the foregoing, the Company shall not provide for indemnification of an officer, a director, the advisor or any affiliate of an advisor for loss or liability suffered by any of them or hold any of them harmless for any loss or liability suffered by the Company unless each of the following conditions are met: (i) the party seeking indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in the Company’s best interest; (ii) the party seeking indemnification was acting or performing services on the Company’s behalf; (iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the party seeking indemnification is an officer, a director (other than an Independent Director), an advisor or an affiliate of an advisor or a director or employee of the foregoing acting as an agent of the Company, or (B) gross negligence or willful misconduct, in the case that the party seeking indemnification is an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of Net Assets of the Company and not from its stockholders.

In addition, the Company will not provide indemnification for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

Pursuant to its charter, the Company will pay or reimburse reasonable expenses incurred by an officer, a director, the advisor or any affiliate of the advisor in advance of final disposition of a proceeding if the following are satisfied: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on the Company’s behalf; (ii) the party seeking such advancement has provided the Company written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; (iii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iv) the party seeking indemnification undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which he or she is found not to be entitled to indemnification.

The Company has entered into indemnification agreements with each of the Company’s executive officers and directors.

ITEM 16.	Exhibits.

The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

ITEM 17.	Undertakings.

(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) The Registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Registrant undertakes that, for the purposes of determining liability of the Registrant under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the registration statement of which the prospectus is a part, and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the registration statement of which the prospectus is a part, to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on October 2, 2015.

CNL HEALTHCARE PROPERTIES, INC. (Registrant)

By:	/s/ Stephen H. Mauldin
Stephen H. Mauldin
Chief Executive Officer and President (Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ James M. Seneff, Jr. James M. Seneff, Jr.	Chairman of the Board and Director	October 2, 2015

/s/ Thomas K. Sittema Thomas K. Sittema	Vice Chairman of the Board and Director	October 2, 2015

/s/ Michael P. Haggerty Michael P. Haggerty	Independent Director	October 2, 2015

/s/ J. Douglas Holladay J. Douglas Holladay	Independent Director	October 2, 2015

/s/ J. Chandler Martin J. Chandler Martin	Independent Director	October 2, 2015

/s/ Stephen H. Mauldin Stephen H. Mauldin	President and Chief Executive Officer (Principal Executive Officer)	October 2, 2015

/s/ Kevin R. Maddron Kevin R. Maddron	Chief Operating Officer, Chief Financial Officer and Treasurer (Principal Financial Officer)	October 2, 2015

/s/ Ixchell C. Duarte Ixchell C. Duarte	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 2, 2015

By his signature set forth below, the undersigned, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Post-Effective Amendment No. 4 to the Registration Statement on behalf of the persons indicated.

*By:	/s/ Stephen H. Mauldin
Stephen H. Mauldin
Attorney-in-Fact

S-1

INDEX TO EXHIBITS

Exhibit No.	Exhibit Title

4.1	Form of Amended and Restated Distribution Reinvestment Plan of CNL Healthcare Properties, Inc. (Filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (Filed herewith).

23.2	Consent of Mack, Roberts & Co., LLC (Filed herewith).

23.3	Consent of AGH, LLC (Filed herewith).